AMENDMENT NO. 1 dated as of May 13, 2020 (this “Amendment”) by and among Tempur Sealy International, Inc., a Delaware corporation (the “Parent Borrower”), Tempur-Pedic Management, LLC, a Delaware limited liability company (the “Additional Borrower”, and together with the Parent Borrower, the “Borrowers”), the Subsidiary Guarantors party hereto, each Lender party hereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent (in such capacity, the “Administrative Agent”) to the Amended and Restated Credit Amendment dated as of October 16, 2019 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”) among the Parent Borrower, the Additional Borrower, the Lenders party thereto, JPMorgan, as Administrative Agent, Swingline Lender and Issuing Lender, and Bank of America, N.A., Fifth Third Bank and Wells Fargo Bank, N.A., as Issuing Lenders. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Amended Credit Agreement (as defined below).
RECITALS:
WHEREAS, JPMorgan, Bank of America, N.A., Wells Fargo Bank, N.A., Fifth Third Bank, Truist Bank, Mizuho Bank, LTD., and Sumitomo Mitsui Banking Corporation are each acting as Joint Bookrunner and Joint Lead Arranger to this Amendment, and HSBC Bank USA, N.A., TD Bank, N.A, and Santander Bank, N.A. are each acting as Documentation Agent to this Amendment.
I. General Amendments to Credit Agreement
WHEREAS, the Borrowers have requested that the Lenders (such Lenders under the Credit Amendment immediately prior to the incurrence of the 2020 Term Loans (as defined below), the “Existing Lenders”) constituting the Required Lenders, agree to amend certain provisions of the Credit Agreement as set forth in Section 1 hereof on the terms and subject to the conditions set forth in Section 4 hereto;
WHEREAS, the Loan Parties, the Administrative Agent and each of the Existing Lenders party hereto agree to amend the Credit Agreement as set forth in Section 1 hereof, in each case subject to the terms herein and conditions set forth in Section 4 hereto.
II. Incremental Amendment to Credit Agreement
WHEREAS, the Borrowers have requested to amend the Credit Agreement to incur Incremental Term Loans in the form of Specified Incremental Loans in an aggregate principal amount of $200,000,000 (the “2020 Term Loans” and, the Lenders with respect to the 2020 Incremental Term Loans, the “2020 Term Lenders”) that will be used (i) to the extent the aggregate amount of outstanding Revolving Loans exceeds $150,000,000, to repay Revolving Loans in an amount such that the aggregate amount of outstanding Revolving Loans after giving effect to such repayment shall not exceed $150,000,000, (ii) for general corporate purposes and (iii) to pay fees and expenses in connection with this Amendment as set forth in Section 2 hereof on the terms herein and subject to the conditions set forth in Section 4 hereto;
WHEREAS, immediately following the General Amendment Effective Time, the Loan Parties, the Administrative Agent and each 2020 Lender agree to amend the Credit Agreement to provide for the 2020 Term Loans, in each case subject to the terms and conditions set forth in Section 5 hereto;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1. General Amendments to Credit Agreement. Subject to the satisfaction or waiver of the conditions set forth in Section 4 hereof, the Loan Parties, the Administrative Agent and each of the Existing Lenders party hereto agree that the Credit Agreement is, effective as of the General Amendment Effective Time, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex A hereto.

Section 2. Incremental Amendment to Credit Agreement. Immediately following the General Amendment Effective Time, subject to the satisfaction or waiver of the conditions set forth in Section 4 hereof, the Loan Parties, the Administrative Agent and each of the 2020 Term Lenders hereby agree to the amendments of the Credit Agreement as set forth below (the Credit Agreement after giving effect to amendments in Section 1 and this Section 2, the “Amended Credit Agreement”):
(a) The Credit Agreement is, effective as of the Amendment No. 1 Effective Date (as defined below), hereby further amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Annex B hereto to the extent not already amended pursuant to Section 1. For the avoidance of doubt, the pages of the Amended Credit Agreement attached as Annex B shall incorporate amendments made pursuant to Section 1 and this Section 2.
(b) Schedule 1.1A to the Credit Agreement is hereby deleted and replaced with Schedule 1.1A attached as Exhibit 1 hereto.
(c) On the Amendment No. 1 Effective Date, subject to the satisfaction of the conditions set forth in Section 4 below, each 2020 Term Lender shall have an Incremental Commitment in respect of the 2020 Term Loans in the amount set forth opposite its name on Schedule 1.1A of the Credit Agreement (such Incremental Commitment, a “2020 Term Commitment”) and the 2020 Term Lenders shall make the 2020 Term Loans to the applicable Borrower in accordance with this Section 2 by delivering to the applicable Borrower immediately available funds in an amount equal to its 2020 Term Commitment. With effect on and after the Amendment No. 1 Effective Date, (i) each 2020 Term Lender shall have all of the rights and obligations of a “Lender”, “Term Lender” and a “2020 Term Lender” under the Amended Credit Agreement and the other Loan Documents, (ii) the 2020 Term Loans shall constitute “Term Loans”, “Loans”, “2020 Term Loans”, “Specified Incremental Loans” and “Incremental Term Loans” (except where context otherwise requires) for all purposes of the Amended Credit Agreement and (iii) the 2020 Term Commitment shall constitute an “Term Commitment”, a “Commitment” and a “2020 Term Commitment” for all purposes of the Amended Credit Agreement.
(d) The 2020 Term Commitment provided for hereunder shall terminate on the Amendment No. 1 Effective Date immediately upon the borrowing of the 2020 Term Loans.
(e) Each of the 2020 Term Lenders and the Administrative Agent agree that the irrevocable notice of borrowing with respect to the 2020 Term Loans may be received no later than 1:00 p.m., New York City time, one Business Day prior to the Amendment No. 1 Effective Date.
(f) As used in any other Loan Document, all references to the “Credit Agreement”, the “Amended Credit Agreement” or the “Amended and Restated Credit Agreement” in such Loan Document shall, unless the context otherwise requires, mean or refer to the Amended Credit Agreement.
Section 3. Representations and Warranties. To induce the Administrative Agent, the Existing Lenders and the 2020 Lenders to enter into this Amendment and to make the 2020 Term Loans, each Loan Party hereby represents and warrants to the Administrative Agent, each Existing Lender and each 2020 Lender that as of the Amendment No. 1 Effective Date:
(a) Each Group Member has all requisite power and authority, and the legal right, to execute, deliver and perform its obligations under this Amendment and perform its obligations under the Loan Documents.
(b) The execution, delivery and performance by the Loan Parties of this Amendment and the performance by the Loan Parties of the other Loan Documents to which it is a party are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate, stockholder, and shareholder action. As of the Amendment No. 1 Effective Date, this Amendment has been duly executed and delivered by each Loan Party party thereto and, assuming due execution and delivery by all parties other than the Loan Parties, constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(c) The execution, delivery and performance by the Loan Parties of this Amendment, the performance by the Loan Parties of the other Loan Documents to which it is a party, the borrowings under the Amended Credit Agreement and the use of the proceeds thereof (i) will not violate any Requirement of Law or any Contractual Obligation of any Group Member and (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents), in each case (i) and (ii), except to the extent such violation (other than any violation of the Certificate of Incorporation and By-Laws or other organizational or governing documents of any Group Member) or Lien, could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(d) The representations and warranties made by any Loan Party in or pursuant to the Loan Documents, including those included in Section 4 of the Amended Credit Agreement, are true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect is true and correct in all respects) on and as of the date hereof as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date.
(e) No Default or Event of Default has occurred and is continuing.
Section 4. Conditions to Effectiveness of Section 1 Amendments and Section 2 Amendments. (i) The amendments to the Credit Agreement set forth in Section 1 hereof shall become effective (the “General Amendment Effective Time”) and (ii) immediately following the General Amendment Effective Time, the amendments to the Amended Credit Agreement set forth in Section 2 hereof shall become effective, and the 2020 Term Lenders agree to provide the 2020 Term Loans (such date of effectiveness, the “Amendment No. 1 Effective Date”), in each case, immediately upon satisfaction of the following conditions precedent:
(a) The Administrative Agent shall have received this Amendment, executed and delivered by the Administrative Agent, each Loan Party, Existing Lenders constituting the Required Lenders and each 2020 Term Lender.
(b) The Lenders and the Administrative Agent shall have received all fees required to be paid by the Parent Borrower as of the Amendment No. 1 Effective Date, and reimbursement for all expenses required to be reimbursed by the Parent Borrower as of the Amendment No. 1 Effective Date for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before two days prior to the Amendment No. 1 Effective Date.
(c) The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Amendment No. 1 Effective Date, substantially in the form of Exhibit C to the Credit Agreement, with appropriate insertions and attachments, including the Organization Documents of each Loan Party certified by the relevant authority of the jurisdiction of organization of each Loan Party; provided that such Organization Documents shall not be required to the extent a Responsible Officer, a secretary or an assistant secretary of such Loan Party certifies that such Organization Documents are unchanged since last delivered to the Administrative Agent, (ii) (A) with respect to each Loan Party, such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers, secretaries or assistant secretaries of each such Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer thereof authorized to act as an officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party and (iii) a good standing certificate, which may be a short form, as of a recent date for each Loan Party from its jurisdiction of organization.
(d) The Administrative Agent shall have received an executed legal opinion dated the Amendment No. 1 Effective Date of each of (i) Cleary Gottlieb Steen & Hamilton LLP, (ii) Morgan,

Lewis & Bockius LLP and (iii) McGuire, Wood & Bissette, P.A., with respect to certain matters relating to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent.
(e) (i) The Administrative Agent, on behalf of all the Lenders, shall have received, at least three Business Days prior to the Amendment No. 1 Effective Date, all documentation and other information about the Loan Parties as has been reasonably requested in writing at least 10 Business Days prior to the Amendment No. 1 Effective Date by the Administrative Agent, in each case as the Administrative Agent and the Lenders reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and (ii) if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three Business Days prior to the Amendment No. 1 Effective Date, any Lender that has requested at least 10 Business Days prior to the Amendment No. 1 Effective Date a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification.
(f) As of the Amendment No. 1 Effective Date, the Parent Borrower is in compliance, on a pro forma basis (after giving effect to the making of the 2020 Term Loans and without netting the proceeds thereof), with the financial covenants set forth in Section 7.1, recomputed as of the last day of the most recently ended fiscal quarter of the Parent Borrower for which financial statements are available.
(g) Each Loan Party shall have obtained all approvals or consents of any Governmental Authority and all other Persons necessary in connection with the financing contemplated hereby, and any such approvals and consents shall be in full force and effect.
(h) Since December 31, 2019, including after giving effect to the making of the 2020 Term Loans and the use of the proceeds thereof, there has not been any event or state of facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided that the impacts of the COVID-19 pandemic on the business, operations, property, condition (financial or otherwise) or prospects of the Parent Borrower and its subsidiaries, taken as a whole that were publicly disclosed in the Parent Borrower’s current report on Form 8-K, dated March 25, 2020, will be disregarded).
(i) The Administrative Agent shall have received a certificate in a form reasonably satisfactory to it dated as of the Amendment No. 1 Effective Date (i) from the chief financial officer or treasurer of the Parent Borrower certifying as to the solvency of the Parent Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the making of the 2020 Term Loans and the use of proceeds threreof and (ii) from a Responsible Officer of the Parent Borrower certifying as to the matters in Sections 3(d), 3(e), 4(f) and 4(h) of this Amendment.
(j) The Administrative Agent shall have received a conditional notice of borrowing for the 2020 Term Loans (which notice must be received prior to 1:00 p.m., New York City time, one Business Day prior to the Amendment No. 1 Effective Date), substantially in the form of Exhibit H to the Credit Agreement, setting forth the information specified in Section 2.2 of the Credit Agreement.
(k) The Administrative Agent shall have received a notice of prepayment with respect to an approximate aggregate amount of $160,000,000 of Revolving Loans (or such lesser amount such that, after giving effect to such repayment, the aggregate amount of outstanding Revolving Loans shall not exceed $150,000,000) no later than 12:00 p.m., New York City time, two Business Days prior to the Amendment No. 1 Effective Date in accordance with Section 2.11 of the Credit Agreement.
Section 5. Effect of Amendment.
(a) Except as expressly set forth herein or in the Amended Credit Agreement, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Amended Credit Agreement, the Amended Guarantee and Collateral Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants, Liens, guarantees or agreements contained in the Credit Agreement, the Amended Guarantee and Collateral

Amendment or any other provision of the Credit Agreement, the Amended Guarantee and Collateral Amendment or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Except as expressly set forth herein, nothing herein shall be deemed to be a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, the Amended Guarantee and Collateral Amendment or any other Loan Document in similar or different circumstances.
(b) From and after the Amendment No. 1 Effective Date, each reference in the Credit Agreement to “this Amendment”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Amendment” in any other Loan Document shall be deemed a reference to the Amended Credit Agreement. This Amendment shall constitute a “Loan Document” and an “Additional Credit Extension Amendment” for all purposes of the Amended Credit Agreement and the other Loan Documents.
Section 6. Reaffirmation of Guarantee and Collateral Amendment. (a) Each of the Parent Borrower and each Loan Party hereby acknowledges and agrees that (i) each Loan Document to which it is a party is hereby confirmed and ratified and shall remain in full force and effect according to its respective terms and (ii) the Security Documents do, and all of the Collateral does, and in each case shall continue to, secure the payment of all Obligations (including, for the avoidance of doubt, the 2020 Term Loans) on the terms and conditions set forth in the Security Documents and (b) each Subsidiary Guarantor hereby confirms and ratifies its continuing unconditional obligations as a Subsidiary Guarantor under the Amended Guarantee and Collateral Amendment with respect to all of the Obligations (including, for the avoidance of doubt, the 2020 Term Loans).
Section 7. Post-Closing Obligations. With respect to the Mortgage existing as of the date hereof (the “Existing Mortgage”), not later than 90 days after the Amendment No. 1 Effective Date (or such longer period as may be agreed by the Administrative Agent acting reasonably), the Borrowers shall cause the applicable Loan Parties to deliver to the Administrative Agent either the items listed in paragraph (a) or the items listed in paragraph (b) below:
(a) an opinion or email confirmation from local counsel in the relevant jurisdiction with respect to the Existing Mortgage, in form and substance reasonably satisfactory to the Administrative Agent, substantially to the effect that:
(i) the recording of the Existing Mortgage is the only filing or recording necessary to give constructive notice to third parties of the lien created by the Existing Mortgage as security for the Obligations (as defined in the Existing Mortgage), including the 2020 Term Loans, for the benefit of the Secured Parties; and
(ii) no other documents, instruments, filings, recordings, re-recordings, re-filings or other actions, including, without limitation, the payment of any mortgage recording taxes or similar taxes, are necessary or appropriate under applicable law in order to maintain the continued enforceability, validity or priority of the Lien created by the Existing Mortgage as security for the Obligations, including the 2020 Term Loans, for the benefit of the Secured Parties; or
(b) with respect to the Existing Mortgage, the following, in each case in form and substance reasonably acceptable to the Administrative Agent:
(i) an executed modification (a “Mortgage Modification”) to the Existing Mortgage, in form and substance reasonably satisfactory to the Administrative Agent, modifying any maximum secured amount stated therein and confirming that the Lien created by the Existing Mortgage secures the 2020 Term Loans and otherwise ratifying and confirming the Lien created by the Existing Mortgage; and
(ii) with respect to the Mortgage Modification to the Existing Mortgage, a date down endorsement (or, to the extent not available in the applicable jurisdiction, a modification endorsement) to the applicable existing title insurance policy, in form and substance reasonably satisfactory to the Administrative Agent.

Section 8. Governing Law. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
Section 9. Costs and Expenses. The Parent Borrower agrees to reimburse the Administrative Agent and each Lender for its actual and reasonable costs and expenses in connection with this Amendment to the extent required pursuant to Section 10.5 of the Amended Credit Agreement.
Section 10. Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include “Electronic Signatures” (defined as an electronic sound, symbol, or process attached to, or associated with, a contract or other record adopted by a person with the intent to sign, authenticate or accept such contract or record), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic images of this Amendment or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
Section 11. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
Section 12. Incorporation by Reference. The provisions of Sections 10.12 and 10.18 of the Amended Credit Agreement are hereby incorporated by reference, mutatis mutandis.
Section 13. Severability. If any provision of this Amendment or any other Loan Document is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

TEMPUR SEALY INTERNATIONAL, INC., as Parent Borrower
By:	/s/ Bhaskar Rao
Name: Bhaskar Rao
Title: Executive Vice President and Chief Financial Officer

TEMPUR-PEDIC MANAGEMENT, LLC, as Additional Borrower
By:	/s/ James Schockett
Name: James Schockett
Title: Vice President, Treasurer and Assistant Secretary

COMFORT REVOLUTION, LLC
SEALY ECOMMERCE, LLC
SEALY MATTRESS COMPANY
SEALY MATTRESS COMPANY OF PUERTO RICO
SEALY MATTRESS CORPORATION
SEALY MATTRESS MANUFACTURING COMPANY, LLC
SEALY TECHNOLOGY LLC
SEALY US SALES, LLC
SEALY, INC.
SHERWOOD MIDWEST, LLC
SHERWOOD SOUTHEAST, LLC
SHERWOOD SOUTHWEST, LLC
SHERWOOD WEST, LLC
SLEEP OUTFITTERS USA, LLC
TEMPUR FRANCHISING US, LLC
TEMPUR HOLDING, LLC
TEMPUR PRODUCTION USA, LLC
TEMPUR RETAIL STORES, LLC
TEMPUR SEALY INTERNATIONAL DISTRIBUTION, LLC
TEMPUR SHERWOOD, LLC
TEMPUR WORLD, LLC
TEMPUR-PEDIC NORTH AMERICA, LLC
TEMPUR-PEDIC TECHNOLOGIES, LLC
THE OHIO MATTRESS COMPANY LICENSING AND COMPONENTS GROUP,
each as a Subsidiary Guarantor

By:	/s/ James Schockett
Name: James Schockett
Title: Vice President, Treasurer and Assistant Secretary

BURLINGTON MATTRESS CO. LLC, as a Subsidiary Guarantor
By:	/s/ James Schockett
Name: James Schockett
Title: Treasurer and Assistant Secretary

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Existing Lender and 2020 Term Lender
By:	/s/ Eric B. Bergeson
Name: Eric B. Bergeson
Title: Authorized Officer

BANK OF AMERICA, N.A., as Existing Lender and 2020 Term Lender
By:	/s/ John M. Hall
Name: John M. Hall
Title: Senior Vice President

WELLS FARGO BANK, N.A., as Existing Lender and 2020 Term Lender
By:	/s/ Michael C. Bash
Name: Michael C. Bash
Title: SVP

Fifth Third Bank, National Association, as Existing Lender and 2020 Term Lender
By:	/s/ Mary-Alicha Weldon
Name: Mary-Alicha Weldon
Title: Vice President

The Bank of Nova Scotia, as Existing Lender
By:	/s/ Frans Braniotis
Name: Frans Braniotis
Title: Managing Director

MIZUHO BANK, LTD., as Existing Lender and 2020 Term Lender
By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Executive Director

Sumitomo Mitsui Banking Corporation, as Existing Lender and 2020 Term Lender
By:	/s/ Katie Lee
Name: Katie Lee
Title: Director

Truist Bank (formerly known as Branch Banking and Trust Company, as Existing Lender and 2020 Term Lender
By:	/s/ Matthew J. Davis
Name: Matthew J. Davis
Title: Senior Vice President

TD BANK, N.A., as Existing Lender and 2020 Term Lender
By:	/s/ Craig Welch
Name: Craig Welch
Title: Senior Vice President

GOLDMAN SACHS BANK USA, as Existing Lender and 2020 Term Lender
By:	/s/ Annie Carr
Name: Annie Carr
Title: Authorized Signatory

HSBC Bank USA, N.A., as Existing Lender and 2020 Term Lender
By:	/s/ Shaun Kleinman
Name: Shaun Kleinman
Title: Senior Vice President

ING Bank USA N.V., Dublin Branch, as Existing Lender
By:	/s/ Rosemary Healy
Name: Rosemary Healy
Title: Vice President

By:	/s/ Cormac Langford
Name: Cormac Langford
Title: Director

SANTANDER BANK, N.A. as 2020 Term Lender r
By:	/s/ Mustafa Khan
Name: Mustafa Khan
Title: Senior Vice President

Annex A

See Attached

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party hereto as a borrower in accordance with Section 10.21(a); provided that, for the avoidance of doubt, no Subsidiary shall be an Additional Borrower hereunder unless and until the Parent Borrower and such Subsidiary have executed and delivered an Additional Borrower Joinder Agreement and the other conditions set forth in Section 5.3 have been satisfied with respect to such Additional Borrower.
“Additional Borrower Joinder Agreement”: the Joinder Agreement to be executed and delivered by the Parent Borrower and any Additional Borrower that is not a party to this Agreement as of the Amendment and Restatement Effective Date, substantially in the form of Exhibit J-1 or J-2, as applicable.
“Additional Credit Extension Amendment”: an amendment to this Agreement (which may, at the option of the Administrative Agent in consultation with the Parent Borrower, be in the form of an amendment and restatement of this Agreement) providing for any Incremental Term Loans, and/or Incremental Revolving Commitments pursuant to Section 2.25, Extended Term Loans and/or Extended Revolving Commitments pursuant to Section 2.28 or Refinancing Term Loans and/or Replacement Revolving Commitments pursuant to Section 2.29, which shall be consistent with the applicable provisions of this Agreement and otherwise satisfactory to the parties thereto. Each Additional Credit Extension Amendment shall be executed by the Administrative Agent, the Issuing Lenders and/or the Swingline Lender (to the extent Section 10.1 would require the consent of the Issuing Lenders and/or the Swingline Lender, respectively, for the amendments effected in such Additional Credit Extension Amendment), the Loan Parties and the other parties specified in the applicable Section of this Agreement (but not any other Lender). Any Additional Credit Extension Amendment may include conditions for delivery of opinions of counsel and other documentation consistent with the conditions in Section 5.1 or 5.2 to the extent reasonably requested by the Administrative Agent or the other parties to such Additional Credit Extension Amendment.
“Adjustment Date”: as defined in the Applicable Pricing Grid.
“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
“Administrative Schedule”: Schedule 1.1D to this Agreement, which contains administrative information in respect of (i) each Foreign Currency and each Foreign Currency Loan an (ii) each L/C Foreign Currency and each Letter of Credit denominated in an L/C Foreign Currency.
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agent Indemnitee”: as defined in Section 9.7.
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount

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of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Aggregate Incremental Amount”: at any time, the sum of the aggregate principal amount of (a) Incremental Facilities incurred at or prior to such time (assuming all Incremental Revolving Commitments and Incremental Term Commitments established at or prior to such time are fully drawn) and (b) Permitted Incremental Equivalent Debt incurred at or prior to such time.
“Agreement”: as defined in the preamble hereto.
“Amendment and Restatement Agreement”: the Amendment and Restatement Agreement, dated as of Amendment and Restatement Effective Date, among the Loan Parties, the Lenders party thereto, the Administrative Agent, the Issuing Lenders and the Swingline Lenders.
“Amendment and Restatement Date Refinancing”: (i) repayment in full of all amounts outstanding under the Existing Credit Agreement, and in each case all accrued interest thereon and other fees and amounts outstanding in respect thereof, (ii) termination of the commitments thereunder and (iii) the receipt by the Administrative Agent of reasonably satisfactory evidence of the foregoing.
“Amendment and Restatement Effective Date”: October 16, 2019.
“Albuquerque Bond Indenture”: that certain Trust Indenture, as amended and modified, among Bernalillo County, New Mexico, as issuer, and The Bank of New York Trust Company, N.A., as trustee, pursuant to which the Albuquerque Bonds may be issued.
“Albuquerque Bonds”: the Bernalillo County, New Mexico Taxable Fixed Rate Unsecured Industrial Revenue Bonds (Tempur Production USA, Inc. Project), Series 2005B, in the aggregate principal amount of up to $25,000,000 under the Albuquerque Bond Indenture, and sometimes referred to in the Albuquerque Bond Indenture as the “Self-Funded Bonds” representing the Parent Borrower’s “equity” in the Albuquerque Project.
“Albuquerque IRB Financing”: the financing for the Albuquerque Project, including the Albuquerque Bonds, the Albuquerque Bond Indenture and the other bond documents referenced therein and relating thereto.
“Albuquerque Project”: has the meaning given the term “Project” in the Albuquerque Bond Indenture.
“Albuquerque Property” means the real property located at 12907 Tempur-Pedic Parkway, Albuquerque, NM 87121.
“Amendment No. 1”: Amendment No. 1, dated as of May 13, 2020, among the Loan Parties, the Lenders party thereto and the Administrative Agent.
“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

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Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule. and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Beneficial Owner”: has the meaning assigned to such term in Rule 13d-3 and Rule 13d- 5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence from time to time of a subsequent condition.
“Beneficial Ownership Certification”: a certification regarding individual beneficial ownership or control as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefitted Lender”: as defined in Section 10.7(a).
“Bilateral L/C Facilities”: bilateral letter-of-credit arrangements entered into by the Parent Borrower or any Restricted Subsidiary; provided that (a) such facilities are entered into with a Person that is a Lender or an Affiliate of a Lender at such time, (b) Indebtedness under such Bilateral L/C Facilities are permitted under Section 7.2(j)(y) and (c) the Parent Borrower or its Restricted Subsidiaries

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Default Rate”: as defined in Section 2.15(c).
“Default Right”: as defined in, and interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit or Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or a Bail-In Action.
“Defeased Debt”: as defined in the definition of “Indebtedness”.
“Designated Non-Cash Consideration”: non-cash consideration received by the Parent Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.5(b) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Parent Borrower delivered within two (2) Business Days of the date of consummation of such Disposition, setting forth the basis of such valuation.
“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Capital Stock and/or cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Capital Stock and/or cash in lieu of fractional shares), in whole or in part (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the Termination Date), (c) requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Parent Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Parent Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disregarded Entity”: any entity treated as disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3.
“Dollar Equivalent”: with respect to an amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the most recent Calculation Date.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Domestic Subsidiary”: any Restricted Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States (or that is disregarded from such entity for U.S. federal income tax purposes).
“Domestic Unrestricted Subsidiary”: any Unrestricted Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States.
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) or agreements with any Person, in each case regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of human health or the environment or the management, disposal or release of, or exposure to, hazardous or toxic materials or substances, as now or may at any time hereafter be in effect.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.

an amendment to any provision hereof to eliminate the effect of any Accounting Change (as defined below) occurring after the Amendment and Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC. Notwithstanding any other provisions of this Agreement, the adoption or issuance of any accounting standards after the Closing Date will not cause any rental obligation that was not or would not have been a Capital Lease Obligation prior to such adoption or issuance to be deemed a Capital Lease Obligation.
“General Amendment Effective Time”: as defined in Amendment No. 1.
“Global Intercompany Note”: the Global Intercompany Note, dated as of the Amendment and Restatement Effective Date, executed by the Parent Borrower and its Restricted Subsidiaries, as amended, restated, supplemented or otherwise modified from time to time.
“Governmental Authority”: any nation or government (including any supra-national bodies such as the European Union or the European Central Bank), any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Group Members”: the collective reference to the Parent Borrower and its respective Restricted Subsidiaries.
“Guarantee and Collateral Agreement”: (i) the Amended and Restated Guarantee and Collateral Agreement, dated as of the Amendment and Restatement Effective Date, among the Parent Borrower, the Subsidiary Guarantors party thereto from time to time and JPMorgan Chase Bank, N.A. (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) and (ii) any agreements or documentation reaffirming the guarantee provided under clause (i) above.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.
“Immaterial Subsidiary”: at any date, a Restricted Subsidiary of the Parent Borrower that is not a Material Subsidiary; provided that in no event shall any Borrower be an Immaterial Subsidiary.
“Impacted Interest Period”: with respect to any Screen Rate, an Interest Period which shall not be available at the applicable time.
“Impacted Lender”: as defined in Section 2.19(h).
“Incremental Cap”:
(a) $550,000,000 (the “Fixed Incremental Amount”); provided that the Specified Incremental Loans shall not be deemed to utilize the Fixed Incremental Amount, plus
(b) the amount of any voluntary prepayment of any Term Loan (other than Specified Incremental Loans) in accordance with Section 2.11 and the amount of any permanent reduction of any Revolving Commitment in accordance with Section 2.9, in each case, to the extent not funded with the proceeds of any long-term Indebtedness, plus
(c) an unlimited amount so long as, in the case of this clause (c), on the date of incurrence thereof on a pro forma basis after giving effect to the incurrence of the Incremental Facility or the Permitted Incremental Equivalent Debt, as applicable, the application of the proceeds thereof (without netting the cash proceeds thereof) and, in the case of any Incremental Revolving Loans, assuming a full drawing thereunder, the Consolidated Secured Leverage Ratio does not exceed 2.50 to (the “Ratio Incremental Amount”);
provided that:
(1) if the ~~Parent~~applicable Borrower concurrently incurs Indebtedness under any Incremental Facilities or Permitted Incremental Equivalent Debt using the Fixed Incremental Amount and the Ratio Incremental Amount, the incurrence of the portion of such Incremental Facilities or Permitted Incremental Equivalent Debt to be incurred under the Ratio Incremental Amount shall first be calculated without giving effect to any amounts concurrently incurred in reliance on the Fixed Incremental Amount, but giving full pro forma effect to the use of proceeds of all such Incremental Facilities or Permitted Incremental Equivalent Debt and related transactions (but without netting the proceeds thereof), and
(2) if both the Fixed Incremental Amount and the Ratio Incremental Amount are available, and the ~~Parent~~applicable Borrower does not make an election, the ~~Parent~~applicable Borrower shall be deemed to have elected to use the Ratio Incremental Amount.
“Incremental Facility”: as defined in Section 2.25(a).
“Incremental Facility Activation Date”: any Business Day on which Parent Borrower, the other Loan Parties, the Administrative Agent, any Issuing Lender, the Swingline Lender, any Lender and

New Lenders party thereto, as applicable, shall execute and deliver to the Administrative Agent an Additional Credit Extension Amendment in respect of an Incremental Facility.
“Incremental Facility Closing Date”: any Business Day designated as such in an Additional Credit Extension Amendment in respect of an Incremental Facility.
“Incremental Revolving Commitments”: as defined in Section 2.25(a).
“Incremental Revolving Loans”: any revolving loans made pursuant to Section 2.25(a). “Incremental Term Commitments”: the commitments (if any) of Lenders (including New
Lenders) to make Incremental Term Loans in accordance with Section 2.25(a) and the Incremental Term Loans in respect thereof.
“Incremental Term Facility”: as defined in the definition of “Facility”.
“Incremental Term Lenders”: (a) on any Incremental Facility Closing Date relating to Incremental Term Loans, the Lenders (including any New Lenders) signatory to the relevant Additional Credit Extension Amendment and (b) thereafter, each Lender that is a holder of an Incremental Term Loans.
“Incremental Term Loans”: any term loans made pursuant to Section 2.25(a).
“Incremental Term Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Additional Credit Extension Amendment, the maturity date specified in such Additional Credit Extension Amendment, which date, except with respect to the Specified Incremental Loans, shall not be earlier than the final maturity of the Term Loans.
“Incurrence-Based Amount”: as defined in Section 1.2(l).
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) current trade payables incurred in the ordinary course of such Person’s business and (ii) any earn-out, purchase price adjustment, indemnification or similar obligation of such Person until such obligations become a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all Disqualified Capital Stock of such Person, (h) all Receivables Transaction Attributed Indebtedness of such Person, (i) all Synthetic Lease Attributed Indebtedness of such Person, (j) all Factoring Indebtedness of such Person, (k) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (j) above and (l) all obligations of the kind referred to in clauses (a) through (k) above secured by any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured, and (m) (i) for the purposes of Section 7.2 and 8(e) only, all obligations of such Person in respect of Swap Agreements and

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as of, in the case of paragraph (a) above, the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.
“Lien”: any mortgage, pledge, hypothecation, cash collateral or other similar deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing, but not including any operating lease).
“Limited Conditionality Acquisition”: as defined in Section 2.25(a). “Loan”: any loan made by any Lender pursuant to this Agreement.
“Loan Documents”: this Agreement, the Amendment and Restatement Agreement, any Additional Credit Extension Amendment, Amendment No. 1, the Security Documents, the Foreign Guarantee Agreement and except for purpose of Section 10.1, the Global Intercompany Note and, the Notes, and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Parties”: the collective reference to the U.S. Loan Parties and the Foreign Loan Parties.
“Local Time”: (a) with respect to Foreign Currency Loans and Letters of Credit denominated in Canadian Dollar, Euros, Pounds Sterling or Yen, local time in London, (b) with respect to Foreign Currency Loans denominated in currencies other than Canadian Dollars, Euros, Pounds Sterling and Yen and Letters of Credit denominated in L/C Foreign Currencies other than Canadian Dollars, Euros, Pounds Sterling and Yen, local time in the Principal Financial Center for the applicable currency and (b) with respect to any other Loans, local time in New York City. For purposes of this definition, “Principal Financial Center” means, in the case of any currency other than Dollars, the principal financial center where such currency is cleared and settled, as determined by the Administrative Agent.
“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).
“Material Acquisition”: as defined in the definition of “pro forma basis”.
“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Parent Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties, as a whole, to perform their payment obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or the enforceability against any Loan Party of any Loan Document to which it is a party or on the rights or remedies, taken as a whole, of the Administrative Agent or the Lenders hereunder or thereunder.
“Material Disposition”: as defined in the definition of “pro forma basis”.

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“Replaced Revolving Commitments”: as defined in Section 2.29(a).
“Replacement Revolving Commitments”: one or more new Classes of Revolving Commitments established pursuant to an Additional Credit Extension Amendment in accordance with Section 2.29.
“Replacement Revolving Lender”: a Revolving Lender with a Replacement Revolving Commitment or an outstanding Replacement Revolving Loan.
“Replacement Revolving Loans”: Revolving Loans made pursuant to Replacement Revolving Commitments.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived.
“Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reset Date”: as defined in Section 2.26(a).
“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer”: the chief executive officer, president, chief financial officer or treasurer of the Parent Borrower, but in any event, with respect to financial matters, the chief financial officer of the Parent Borrower.
“Restricted Payments”: any dividend or other distribution (whether in cash, securities or other property) by the Parent Borrower or its Restricted Subsidiaries in respect of its Capital Stock, or any payment (whether in cash, securities or other property) including any sinking fund payment or similar deposit, for or on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of the Parent Borrower or its Restricted Subsidiaries or any option, warrant or other right to acquire any such Capital Stock of the Parent Borrower or its Restricted Subsidiaries.
“Restricted Subsidiary”: any Subsidiary that is not an Unrestricted Subsidiary. “Revolving Commitment”: on and after the Amendment and Restatement Effective Date, as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule

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“Senior Notes”: the collective reference to the 2023 Senior Notes and the 2026 Senior Notes.
“Senior Representative”: with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Shared Addback Cap”: an amount equal to 20% of Consolidated EBITDA for the applicable period of four consecutive fiscal quarters (prior to giving effect to any adjustments pursuant to clause (a) of the definition of “Consolidated Net Income” and clause (b)(7) of the definition of “Consolidated EBITDA”).
“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the fair value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured; provided that the amount of any contingent or disputed liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability at such time.
“Specified Cash Management Agreement”: any Cash Management Agreement between a Borrower or any Restricted Subsidiary and any Person that is a Lender or an affiliate of a Lender as of the Amendment and Restatement Effective Date (in the case of a Cash Management Agreement existing on such date) or at the time such Cash Management Agreement is entered into and, in the case of Cash Management Agreements with any Lender (other than the Administrative Agent) or an affiliate thereof, which has been designated by such Lender and the Parent Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the applicable Borrower or such Restricted Subsidiary, as applicable (or not later than 90 days after the Amendment and Restatement Effective Date, in the case of a Cash Management Agreement existing on such date) as a “Specified Cash Management Agreement”.
“Specified Incremental Loans” means those certain Incremental Term Loans in an aggregate amount not to exceed $200,000,000 to be incurred immediately following the General Amendment Effective Time.
“Specified Swap Agreement”: any Swap Agreement in respect of interest rates or currency exchange rates between a Borrower or any Restricted Subsidiary and any Person that is a Lender or an affiliate of a Lender as of the Amendment and Restatement Effective Date (in the case of a Swap Agreement existing on such date) or at the time such Swap Agreement is entered into and, in the case of Swap Agreements with any Lender (other than the Administrative Agent) or an affiliate thereof, which has been designated by such Lender and the Parent Borrower, by notice to the Administrative

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“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The amount of the Total Revolving Commitments on the Amendment and Restatement Effective Date is $425,000,000
“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
“Transactions”: collectively, (i) the execution, delivery and performance by the Loan Parties of this Agreement, the Amendment and Restatement Agreement and the Guarantee and Collateral Agreement and the Loans to be made hereunder and the use of proceeds thereof, (ii) the Amendment and Restatement Date Refinancing and (iii) the payment of fees and expenses in connection with the foregoing.
“Transferee”: any Assignee or Participant.
“Trinity Property”: each of the real properties located at (a) 239 Sealy Drive, Trinity (High Point), NC 27370, (b) One Office Parkway - Test Center, Trinity (High Point), NC 27370 and (c) One Office Parkway - Corporate Office, Trinity (High Point), NC 27370.
“Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.
“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unfunded Pension Liability”: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan for purposes of Section 430 of the Internal Revenue Code for the applicable plan year.
“United States”: the United States of America.
“Unrestricted Subsidiary”: any Subsidiary designated by the Parent Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 and any Subsidiary of any such Unrestricted Subsidiary; provided that in no event shall any Borrower be an Unrestricted Subsidiary.
“U.S. Loan Parties”: the Parent Borrower, each Additional Borrower that is a Domestic Subsidiary and each Subsidiary Guarantor that is a Domestic Subsidiary.
“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code (including, for the avoidance of doubt, an entity that is disregarded as separate from such entity for U.S. federal income tax purposes).
“U.S. Special Resolution Regimes”: as defined in Section 10.22.

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“U.S. Tax Compliance Certificate”: as defined in Section 2.20(f)(ii)(B)(3).
“Wholly Owned Restricted Subsidiary”: any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Parent Borrower.
“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule., and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2 Other Interpretive Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member or any Unrestricted Subsidiary not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any Subsidiary at “fair value”, as defined therein and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time,

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permitted if after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. Any notice of termination given by the Parent Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or capital raising, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent prior to the specified effective date) if such condition is not satisfied.
2.10 [Reserved].
2.11 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than (a) 12:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurocurrency Loans (other than Foreign Currency Loans), (b) no later than 12:00 P.M., New York City time, on the date of such prepayment, in the case of ABR Loans and (c) no later than the time set forth thereof for the relevant Foreign Currency on the Administrative Schedule in the case of Foreign Currency Loans, which notice shall, in each case, specify the date and amount of prepayment, the Loans to be prepaid and whether the prepayment is of Eurocurrency Loans denominated in Dollars, Foreign Currency Loans (and if a Foreign Currency Loan is to be prepaid, the Foreign Currency in which such Loans are denominated) or ABR Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid; provided, however, that any notice of prepayment given by any Borrower may state that such prepayment notice is conditioned upon the effectiveness of other credit facilities or capital raising or other transaction, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Partial prepayments of Term Loans and Revolving Loans (other than Foreign Currency Loans) shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Partial prepayments of Foreign Currency Loans shall be in a minimum amount as set forth for the relevant Foreign Currency on the Administrative Schedule. Optional prepayments shall be applied to the prepayment of Term Loans as directed by the ~~Parent~~applicable Borrower.
2.12  Mandatory Prepayments. (a) If any Indebtedness shall be issued or incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2 (other than any Credit Agreement Refinancing Facilities or Permitted External Refinancing Debt)), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.12(d).
(b) Subject to Section 2.12(e), if on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, which, together with the Net Cash Proceeds received from all other Asset Sales or Recovery Events in such fiscal year exceed $40,000,000, then, unless a Reinvestment Notice shall be delivered within five (5) Business Days following the receipt of such Net Cash Proceeds in respect thereof, an amount equal to such Net Cash Proceeds in excess of $40,000,000, and an amount equal to all Net Cash Proceeds received thereafter in such fiscal year, shall be applied on the fifth Business Day after receipt toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an

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the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and
(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non- Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.24(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and such Defaulting Lender shall not participate therein).
If a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the Amendment and Restatement Effective Date and for so long as such event shall continue, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Parent Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Parent Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage, in accordance with its ratable share thereof.
2.25 Incremental Facilities. (a) The Parent Borrower and/or any Additional Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Incremental Term Loans or Revolving Commitments (any such increased Revolving Commitments, “Incremental Revolving Commitments” and any facility under which such Incremental Term Loans or Incremental Revolving Commitments are made available, an “Incremental Facility”), as applicable, by executing and delivering to the Administrative Agent an Additional Credit Extension Amendment specifying (i) the amount of such increase and the Facility or Facilities involved, (ii) the applicable Incremental Facility Closing Date ~~and (iii)~~ , (iii) the applicable Borrower(s) and (iv) in the case of Incremental Term Loans, (w) the applicable Incremental Term Maturity Date, (x) the amortization schedule for such Incremental Term Loans and (y) the Applicable Margin for such Incremental Term Loans; provided, that:
(A) the aggregate principal amount (or committed amount, if applicable) of all Incremental Term Loans and Incremental Revolving Commitments, together with the aggregate principal amount of any Permitted Incremental Equivalent Debt ~~and the outstanding principal amount (or committed amount, if applicable) of any Term Loans or Revolving Commitments~~, shall not exceed the Incremental Cap;
(B) (x) with respect to any Incremental Term Loans being incurred to finance a Permitted Acquisition designated by the Parent Borrower as a “Limited Conditionality Acquisition”, no Default or Event of Default has occurred and is continuing as of the date of entry into the applicable acquisition, merger or similar agreement governing such acquisition or (y) otherwise, as of the applicable Incremental Facility Activation Date, immediately prior to and

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after giving effect to any Additional Credit Extension Amendment (including the making of any Incremental Term Loans or Incremental Revolving Commitments pursuant thereto), no Default or Event of Default has occurred and is continuing or shall result therefrom;
(C) the Parent Borrower shall be in compliance, as of any Incremental Facility Activation Date, on a pro forma basis (including giving pro forma effect to the applicable Additional Credit Extension Amendment (including the making of any Incremental Term Loans and any Incremental Revolving Commitments thereunder (and assuming, in the case of any Additional Credit Extension Amendment with respect to Incremental Revolving Commitments that such commitments are fully drawn) without the netting of proceeds thereof and any Permitted Acquisition made with the proceeds thereof)), with the financial covenants set forth in Section 7.1, recomputed as of the last day of the most recently ended fiscal quarter of the Parent Borrower for which financial statements are available;
(D) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) (x) with respect to Incremental Term Loans being incurred to finance a Limited Conditionality Acquisition, as of the date of execution and delivery of the applicable acquisition, merger or similar agreement governing such acquisition (provided that, if agreed by the Lenders providing such Incremental Term Loans, the only representations and warranties that shall be required to be true and correct shall be those as are customarily required to be so true and correct in an acquisition subject to limited conditionality (which representations and warranties shall be required to be true and correct in all material respects as of the applicable Incremental Facility Activation Date, unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be required to be so true and correct in all material respects as of such earlier date)) or (y) otherwise, as of the applicable Incremental Facility Activation Date, immediately prior to and after giving effect to the applicable Additional Credit Extension Amendment (including the making of any Incremental Term Loans or Incremental Revolving Commitments (or Revolving Loans in respect thereof) pursuant thereto), in each case, unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date;
(E) the weighted average life to maturity of any Incremental Term Facility (other than the Specified Incremental Loans) shall be no earlier than the weighted average life to maturity of the Initial Term Facility;
(F) all Incremental Term Loans and any Revolving Loans made in respect of Incremental Revolving Commitments shall rank pari passu in right of payment and right of security in respect of the Collateral with the Term Loans and the Revolving Loans and none of the obligors or guarantors with respect thereto shall be a Person that is not a Loan Party;
(G) except with respect to pricing and fees or as otherwise set forth in this Section 2.25(a), all terms of any Incremental Term Facility, if not consistent with the applicable existing Term Facility, shall be determined between the Parent Borrower and the lenders for such Incremental Term Facility and reasonably satisfactory to the Administrative Agent; provided that each Incremental Term Facility shall share ratably in any mandatory prepayments of the applicable Term Facility unless the Parent Borrower and the lenders in respect of such Incremental Term Facility elect lesser payments;

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(q) Receivables Transaction Attributed Indebtedness and Factoring Indebtedness in an aggregate amount outstanding at any time not to exceed the greater of (x) $250,000,000 and (y) 8.00% of Consolidated Total Assets of the Parent Borrower and its Restricted Subsidiaries as of such date;
(r) Indebtedness of the Parent Borrower or any Restricted Subsidiary incurred in the ordinary course of business under guarantees of Indebtedness of suppliers, licensees, franchisees or customers in an aggregate principal amount at any time outstanding not to exceed $15,000,000;
(s) Indebtedness of the Parent Borrower or any Restricted Subsidiary arising from guarantees of Indebtedness of joint ventures in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $35,000,000 and (y) 5.00% of Consolidated EBITDA for the four full fiscal quarters, treated as one period, ending prior to the date of determination for which financial statements have been delivered under Section 6.1 on a pro forma basis; and
(t) Indebtedness arising under Cash Management Agreements.
For purposes of determining compliance with this Section 7.2, (A) Indebtedness need not be incurred solely by reference to one category described in this Section 7.2, but is permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in this Section 7.2, the Parent Borrower, in its sole discretion, may divide or classify any such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.2 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Indebtedness incurred hereunder ~~on the Amendment and Restatement Effective Date~~ will, at all times, be treated as incurred ~~on the Closing Date~~ under Section 7.2(a).
7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):
(a) Liens pursuant to any Loan Document securing the Obligations, including cash collateral and other assurance pledged to the Issuing Lenders and the Swingline Lender to secure obligations of Defaulting Lenders, as such Issuing Lender and/or the Swingline Lender may require in its discretion, which may be in the form of cash collateral, posting of letters of credit or other arrangements;
(b) Liens securing Indebtedness permitted by Section 7.2(c);
(c) Liens securing obligations pursuant to any Bilateral L/C Facility, a Swap Agreement or a Cash Management Agreement permitted hereunder in favor of a Person that was (or was an Affiliate of) a Lender hereunder on the Amendment and Restatement Effective Date or on the date such transaction was entered into, but only to the extent that (i) for any Swap Agreement, the obligations under such Swap Agreement are permitted under Section 7.2(d), (ii) such Liens are on the same collateral that secures the Obligations, (iii) the obligations under such Bilateral L/C Facility, Swap Agreement or Cash Management Agreement and the Obligations share pari passu in the collateral that is subject to such Liens and (iv) for any such Bilateral L/C Facility the obligations thereunder are permitted under Section 7.2(j)(y);

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Commitment, or reduce any reimbursement obligation in respect of any Letter of Credit, in each case without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 or reduce any percentage specified in the definition of Required Lenders, without the written consent of all Lenders; (iii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral, release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement or release all or substantially all of the Foreign Loan Parties from their obligations under the Foreign Guarantee Agreement, in each case without the written consent of each Lender directly and adversely affected thereby; (iv) amend, modify or waive any provision of Section 2.18 or the pro-rata sharing provisions of Section 10.7 without the written consent of each Lender directly and adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 6.5 of the Guarantee and Collateral Agreement with respect to the order in which the proceeds of Collateral or of the guarantee set forth in Section 2 thereof are applied or the pro rata sharing provisions set forth therein without the written consent of each Lender directly and adversely affected thereby; (vii) amend, modify or waive any provision of Section 6.5 of the Foreign Guarantee Agreement with respect to the order in which the proceeds of the guarantee set forth in Section 2 thereof or the pro rata sharing provisions set forth therein without the written consent of each Lender directly and adversely affected thereby; (viii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (ix) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (x) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lenders; or (xi) amend, modify or waive any provision of this Section 10.1 without the consent of all Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Furthermore, notwithstanding anything in this Agreement (including, without limitation, this Section 10.1) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an incremental facility, extension facility or refinancing facility pursuant to Section 2.25, 2.28 or 2.29 (and the Administrative Agent and the Borrowers may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the terms of any such incremental facility or refinancing facility), (ii) this Agreement and the other Loan Documents may be amended to effect any Foreign Currency and/or L/C Foreign Currency with the consent of the parties set forth in the definitions of such terms, without the consent of any other party, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the terms of any such Foreign Currency and/or L/C Foreign Currency, (~~ii~~iii) guarantees, collateral documents and related documents executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Loan Party or Loan Parties and the Administrative Agent in its sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein

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comply with applicable Requirements of Law, or (C) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral document or other document to be consistent with this Agreement and the other Loan Documents and (~~iii~~iv) the Administrative Agent and the Parent Borrower may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document; provided, that the Administrative Agent shall post such amendment, modification or supplement to the Lenders (which may be provided through an approved electronic communications system) reasonably promptly after the effectiveness thereof.
10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or email), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or email, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:
Parent Borrower:  Tempur Sealy International, Inc. 1000 Tempur Way
Lexington, Kentucky 40511
Attention: James Schockett, Vice President & Treasurer
Telecopy: (859) 687-6922
Telephone: (859) 455-2026
Email: james.schockett@tempursealy.com

with a copy (which shall not  Cleary Gottlieb Steen & Hamilton LLP constitute notice) to:
One Liberty Plaza
New York, NY 10006

Attention: Amy R. Shapiro

Telephone: 212.225.2076
Email: ashapiro@cgsh.com

Additional Borrowers:  C/O Tempur Sealy International, Inc.
1000 Tempur Way
Lexington, Kentucky 40511
Attention: James Schockett, Vice President & Treasurer
Telecopy: (859) 687-6922
Telephone: (859) 455-2026
Email: james.schockett@tempursealy.com

with a copy (which shall not  Cleary Gottlieb Steen & Hamilton LLP constitute notice) to:
One Liberty Plaza
New York, NY 10006

Attention: Amy R. Shapiro

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the Administrative Agent or any Lender, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or any suit, action or proceeding relating to any Loan Document, (j) if agreed in writing by the Parent Borrower in its sole discretion, to any other Person, (k) to establish a “due diligence” defense, (l) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes or (m) to its permitted pledgees and secured parties (including the Federal Reserve Bank of New York or any other central bank).
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Parent Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Parent Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Parent Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
10.17 [Reserved].
10.18 WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
10.19 USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.
10.20 Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

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(a) the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent ~~entity~~undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of ~~any EEA~~the applicable Resolution Authority.
10.21 Additional Borrowers. (a) The Parent Borrower may at any time, with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), add as a party to this Agreement any Wholly Owned Subsidiary to be an Additional Borrower. Upon satisfaction of the conditions specified in Section 5.3, such Subsidiary shall for all purposes be a party hereto as an Additional Borrower as fully as if it had executed and delivered this Agreement, and the Borrowers shall be jointly and severally liable for the Obligations (limited to, with respect to any Borrower that is a Foreign Subsidiary, the Obligations of Foreign Loan Parties). The Administrative Agent shall notify the Revolving Lenders at least five Business Days prior to granting such consent and, if any Revolving Lender notifies the Administrative Agent within five Business Days that it is not permitted by applicable Requirements of Law or any of its organizational policies to make Revolving Loans to, or participate in Letters of Credit or Swingline Loans for the account of, the relevant Subsidiary, shall withhold such consent (which shall not be deemed to have been unreasonably withheld) or shall give such consent only upon effecting changes to the provisions of this Agreement as are contemplated by paragraph (c) of this Section 10.21 that will assure that such Revolving Lender is not required to make Revolving Loans to, or participate in Letters of Credit or Swingline Loans for the account of, such Subsidiary.
(b) So long as the principal of and interest on any Loans made to any Additional Borrower under this Agreement shall have been paid in full and all other obligations of such Additional Borrower under this Agreement (other than contingent indemnification obligations) shall have been fully performed, the Parent Borrower may, by not less than five Business Days’ prior notice to the Administrative Agent (which shall promptly notify the relevant Lenders thereof), terminate such Subsidiary’s status as an “Additional Borrower”.
(c) In order to accommodate (i) the addition of a Subsidiary as an Additional Borrower or (ii) extensions of credit to an Additional Borrower, in each case, where one or more Revolving Lenders are legally able and willing to lend Revolving Loans to, and participate in Letters of Credit issued for the account of, such Subsidiary, but other Revolving Lenders are not so able and willing, the Administrative Agent shall be permitted, with the consent of the Parent Borrower and the Required Lenders, to effect such changes to the provisions of this Agreement as it reasonably believes are appropriate in order for such provisions to operate in a customary and usual manner for “multiple- currency” syndicated lending agreements to a corporation and certain of its foreign subsidiaries, all with the intention of providing provisions for the Revolving Lenders who are so able and willing to extend credit to such Subsidiaries and for the other Revolving Lenders not to be required to do so. Prior to

Annex B
See Attached

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of October 16, 2019, among TEMPUR SEALY INTERNATIONAL, INC., a Delaware corporation (the “Parent Borrower”), the Additional Borrowers (as defined below) from time to time parties to this Agreement, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent.
RECITALS
Pursuant to the Amendment and Restatement Agreement and upon the terms and subject to the satisfaction of the conditions set forth therein, the Existing Credit Agreement is being amended and restated in the form of this Agreement (such terms and other capitalized terms used in these preliminary statements being defined in Section 1.1 hereof).
In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“2020 Term Commitment”: as to any 2020 Term Lender, the obligation of such 2020 Term Lender to make an 2020 Term Loan to the applicable Borrower hereunder on the Amendment No. 1 Effective Date in a principal amount not to exceed the amount set forth under the heading “2020 Term Commitment” opposite such 2020 Term Lender’s name on Schedule 1.01A. The aggregate amount of the 2020 Term Commitments of the 2020 Term Lenders as of the Amendment No. 1 Effective Date is $200,000,000.
“2020 Term Facility”: the 2020 Term Commitments and the 2020 Term Loans made available thereunder.
“2020 Term Facility Termination Date”: the date on which all Obligations in respect of the 2020 Term Loans have been paid in full.
“2020 Term Lender”: as defined in Section 2.1(b).
“2020 Term Loan”: as defined in Section 2.1(b).
“2020 Term Loan Maturity Date”: May 12, 2021.
“2020 Term Percentage”: as to any 2020 Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s 2020 Term Loans then outstanding constitutes of the aggregate principal amount of all 2020 Term Loans then outstanding.
“2023 Indenture”: the Indenture, dated as of September 24, 2015, among the Parent Borrower, certain subsidiaries of the Parent Borrower as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee.
“2023 Senior Notes”: the 5.625% Senior Notes of the Parent Borrower due 2023 issued on September 24, 2015 pursuant to the 2023 Indenture.

4
“Albuquerque Bonds”: the Bernalillo County, New Mexico Taxable Fixed Rate Unsecured Industrial Revenue Bonds (Tempur Production USA, Inc. Project), Series 2005B, in the aggregate principal amount of up to $25,000,000 under the Albuquerque Bond Indenture, and sometimes referred to in the Albuquerque Bond Indenture as the “Self-Funded Bonds” representing the Parent Borrower’s “equity” in the Albuquerque Project.
“Albuquerque IRB Financing”: the financing for the Albuquerque Project, including the Albuquerque Bonds, the Albuquerque Bond Indenture and the other bond documents referenced therein and relating thereto.
“Albuquerque Project”: has the meaning given the term “Project” in the Albuquerque Bond Indenture.
“Albuquerque Property” means the real property located at 12907 Tempur-Pedic Parkway, Albuquerque, NM 87121.
“Amendment No. 1”: Amendment No. 1, dated as of ~~May 13, 2020~~Amendment No 1 Effective Date, among the Loan Parties, the Lenders party thereto and the Administrative Agent.
“Amendment No. 1 Effective Date”: May 13, 2020.
“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin”: (a) for each Type of Loan, other than the 2020 Term Loans and Incremental Term Loans, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurocurrency Loans
Revolving Loans	0.00625	0.01625
Swingline Loans	0.00625	N/A
Initial Term Loans	0.00625	0.01625
; provided that on and after the first Adjustment Date occurring immediately after the Amendment and Restatement Effective Date, the Applicable Margin with respect to Revolving Loans, Swingline Loans and Initial Term Loans will be determined pursuant to the Applicable Pricing Grid; ~~and~~
(b) for the 2020 Term Loans, (i) for ABR Loans, 1.375% per annum and (ii) for Eurocurrency Loans, 2.375% per annum; and
(~~b~~c) for Incremental Term Loans (other than the 2020 Term Loans), such per annum rates as shall be agreed to by the Parent Borrower and the applicable Incremental Term Lenders as shown in the applicable Additional Credit Extension Amendment.
“Applicable Pricing Grid”: with respect to Initial Term Loans, Revolving Loans, Swingline Loans and the Commitment Fee Rate, the table set forth below:

Level	Consolidated Total Leverage Ratio	Type of Loan	Commitment Fee Rate
ABR || Eurocurrency

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“CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Code, as to which the Parent Borrower or another member of the Parent Borrower’s consolidated tax group is a U.S. shareholder described in Section 951(a).
“CFC Debt”: as defined in the definition of “Foreign Holding Company”.
“Change of Control”: any of the following
(i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Borrower and its Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act);
(ii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 35% of the voting Capital Stock of the Parent Borrower, measured by voting power rather than number of shares;
(iii) the first day on which a majority of the members of the board of directors of the Parent Borrower are not Continuing Directors;
(iv) the Parent Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent Borrower, in any such event pursuant to a transaction in which any of the outstanding voting Capital Stock of the Parent Borrower or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting Capital Stock of the Parent Borrower outstanding immediately prior to such transaction is converted into or exchanged for voting Capital Stock (other than Disqualified Capital Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such voting Capital Stock of such surviving or transferee Person (immediately after giving effect to such issuance);
(v) any Borrower (other than the Parent Borrower) shall cease to be a direct or indirect Wholly Owned Subsidiary of the Parent Borrower (unless otherwise permitted hereunder, in which case such Person shall cease to be a Borrower hereunder); or
(vi) a “change in control” as defined in the Senior Notes, any Junior Financing or any other Indebtedness of the Parent Borrower or its Restricted Subsidiaries in an aggregate principal amount in excess of $50,000,000.
“Class”: when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans comprising such borrowing, are ~~Revolving Loans,~~2020 Term Loans, Initial Term Loans or Revolving Loans, as applicable, or when used in reference to any Commitment, refers to whether such Commitment is a ~~Revolving Commitment or~~2020 Term Commitment, Initial Term Commitment or Revolving Commitment, as applicable.
“Closing Date”: April 6, 2016.
“Code”: the Internal Revenue Code of 1986, as amended.

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“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is or is purported to be created by any Security Document; provided that the Collateral shall not include any Excluded Collateral.
“Commitment”: as to any Lender, the sum of the Term ~~Commitment~~Commitments and the Revolving ~~Commitment~~Commitments of such Lender.
“Commitment Fee Rate”: 0.25% per annum; provided, that on and after the first Adjustment Date occurring immediately after the Amendment and Restatement Effective Date, the Commitment Fee Rate will be determined pursuant to the Applicable Pricing Grid.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.
“Confidential Information Memorandum”: the Confidential Information Memorandum dated September 2019 and furnished to certain Lenders.
“Consolidated EBITDA”: for any period for the Parent Borrower and its Restricted Subsidiaries:
(a) Consolidated Net Income for such period, plus
(b) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of:
(1) Consolidated Interest Expense for such period,
(2) consolidated income tax expense for such period,
(3) all amounts attributable to depreciation and amortization (including amortization of deferred financing fees) for such period,
(4) costs, fees, expenses or premiums paid during such period in connection with (A) the incurrence of Indebtedness by the Parent Borrower or its Restricted Subsidiaries and (B) amendments, waivers, modifications or repayments of this Agreement or other Indebtedness,
(5) non-cash charges (other than (x) the write-down of current assets, (y) accrual of liabilities in the ordinary course of business and (z) any non-cash charge representing an accrual or reserve for cash expenses in a future period) for such period,
(6) any expense or charges incurred during such period in connection with any permitted issuance of Indebtedness, equity securities or any refinancing transactions, and
(7) the amount of “run rate” cost savings, operating expense reductions and synergies projected by the Parent Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or with respect to which substantial steps have been taken in connection with Permitted Acquisitions or other Purchase permitted by this Agreement, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such

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identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit or Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or a Bail-In Action.
“Defeased Debt”: as defined in the definition of “Indebtedness”.
“Designated Non-Cash Consideration”: non-cash consideration received by the Parent Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.5(b) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Parent Borrower delivered within two (2) Business Days of the date of consummation of such Disposition, setting forth the basis of such valuation.
“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Capital Stock and/or cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Capital Stock and/or cash in lieu of fractional shares), in whole or in part (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the Termination Date), (c) requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Initial Maturity Date; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Parent Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Parent Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disregarded Entity”: any entity treated as disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3.
“Dollar Equivalent”: with respect to an amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the most recent Calculation Date.
“Dollars” and “$”: dollars in lawful currency of the United States.

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to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 2.20(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA and (e) all penalties and interest with respect to any of the foregoing.
“Existing Credit Agreement”: that certain Credit Agreement, dated as of April 6, 2016, as amended as of April 4, 2017, as further amended as of January 8, 2019, as further amended as of June 4, 2019 and as further amended prior to the date hereof, among the Parent Borrower, the several banks and other financial institutions or entities from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“Existing Letter of Credit”: each letter of credit issued prior to the Amendment and Restatement Effective Date by a Person that shall be an Issuing Lender hereunder as of the Amendment and Restatement Effective Date and listed on Schedule 3.1(c).
“Extended Revolving Commitment”: any Class of Revolving Commitments the maturity of which shall have been extended pursuant to Section 2.28.
“Extended Revolving Loans”: any Revolving Loans made pursuant to the Extended Revolving Commitments.
“Extended Term Loans”: any Class of Term Loans the maturity of which shall have been extended pursuant to Section 2.28.
“Extension”: as defined in Section 2.28(a). “Extension Offer”: as defined in Section 2.28(a).
“Facility”: each of (a) the Initial Term Facility; (b) the 2020 Term Facility; (c) the Revolving Commitments (including, if applicable, any Incremental Revolving Commitments) and the extensions of credit made thereunder (the “Revolving Facility”); (~~c~~d) the Incremental Term Loans (other than the 2020 Term Loans) (the “Incremental Term Facility”); and (~~d~~e) Credit Agreement Refinancing Facilities and the extensions of credit thereunder.
“Factoring Indebtedness”: at any time, the amount at such time of outstanding receivables or similar obligations sold by the Parent Borrower or Restricted Subsidiaries pursuant to factoring agreements with a non-affiliated third party that would be characterized as principal with respect to Indebtedness if such factoring agreement were structured as a secured lending transaction rather than as a purchase of receivables.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, any applicable intergovernmental agreements with respect thereto, and any fiscal or regulatory legislation or rules adopted pursuant thereto.
“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indentures”: the collective reference to the 2023 Indenture and the 2026 Indenture.
“Initial Maturity Date”: October 16, 2024; provided that to the extent the 2023 Senior Notes are outstanding as of the date that is 180 days prior to the stated maturity thereof, the Initial Maturity Date shall be such earlier date.
“Initial Term Commitment”: as to any Initial Term Lender, the obligation of such Lender, if any, to make an Initial Term Loan to the applicable Borrower hereunder on the Amendment and Restatement Effective Date in a principal amount not to exceed the amount set forth under the heading “Initial Term Commitment” opposite such Lender’s name on Schedule 1.1A. The aggregate amount of the Initial Term Commitments of the Initial Term Lenders as of the Amendment and Restatement Effective Date was $425,000,000.
“Initial Term Facility”: the Initial Term Commitments and the Initial Term Loans made available thereunder.
“Initial Term Lender: as defined in Section 2.1(a). “Initial Term Loan”: as defined in Section 2.1(a).
“Initial Term Percentage”: as to any Initial Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Initial Term Loans then outstanding constitutes of the aggregate principal amount of all Initial Term Loans then outstanding.
“Insolvent”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including (i) copyrights and copyright licenses, (ii) patents and patent licenses, (iii) trademarks, service marks, domain names, and licenses in respect of any of the foregoing, and all goodwill associated therewith, (iv) technology, trade secrets, proprietary information, know-how and processes, (v) all registrations and applications for registration in respect of any of the foregoing, and (vi) all rights to sue at law or in equity for any past, present and future infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period”: as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending seven days or one, two, three or six months thereafter (in each case to the extent quoted on the applicable Screen Rate page or successor), as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending seven days or one, two, three or six months thereafter (in each case to the extent quoted on the applicable Screen Rate page or successor), as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 12:00 P.M., Local Time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)  no Borrower may select an Interest Period under a particular Facility that would extend beyond the applicable Maturity Date or beyond the date final payment is due on the relevant Term Loans, as the case may be; and
(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“Interpolated Screen Rate”: at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the relevant Screen Rates) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. Notwithstanding anything to the contrary in this Agreement, if any Interpolated Screen Rate shall be less than zero, such Interpolated Screen Rate shall be deemed to be zero for purposes of this Agreement.
“Investment”: as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to Indebtedness or other obligation of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS”: the United States Internal Revenue Service.
“Issuing Lender”: each of JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, N.A. and Fifth Third Bank and any other Revolving Lender approved by the Administrative Agent and the Parent Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of

(b) (if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan, as of, in the case of paragraph (a) above, the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.
“Lien”: any mortgage, pledge, hypothecation, cash collateral or other similar deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing, but not including any operating lease).
“Limited Conditionality Acquisition”: as defined in Section 2.25(a). “Loan”: any loan made by any Lender pursuant to this Agreement.
“Loan Documents”: this Agreement, the Amendment and Restatement Agreement, any Additional Credit Extension Amendment, Amendment No. 1, the Security Documents, the Foreign Guarantee Agreement and except for purpose of Section 10.1, the Global Intercompany Note and, the Notes, and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Parties”: the collective reference to the U.S. Loan Parties and the Foreign Loan Parties.
“Local Time”: (a) with respect to Foreign Currency Loans and Letters of Credit denominated in Canadian Dollar, Euros, Pounds Sterling or Yen, local time in London, (b) with respect to Foreign Currency Loans denominated in currencies other than Canadian Dollars, Euros, Pounds Sterling and Yen and Letters of Credit denominated in L/C Foreign Currencies other than Canadian Dollars, Euros, Pounds Sterling and Yen, local time in the Principal Financial Center for the applicable currency and (b) with respect to any other Loans, local time in New York City. For purposes of this definition, “Principal Financial Center” means, in the case of any currency other than Dollars, the principal financial center where such currency is cleared and settled, as determined by the Administrative Agent.
“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the applicable Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).
“Material Acquisition”: as defined in the definition of “pro forma basis”.
“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Parent Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties, as a whole, to perform their payment obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or the enforceability against any Loan Party of any Loan Document to which it is a party or on the rights or remedies, taken as a whole, of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition”: as defined in the definition of “pro forma basis”.
“Material Foreign Restricted Subsidiary”: any Foreign Restricted Subsidiary that is a Material Subsidiary.
“Material Real Property”: any owned real property located in the United States with a fair market value in excess of $15,000,000, as reasonably determined by the Parent Borrower (it being agreed that in no event shall an appraisal or other third-party valuation be required unless required by an applicable Requirement of Law).
“Material Subsidiary”: as of any date of determination, any Restricted Subsidiary (a) whose total assets at the last day of the Reference Period ending on the last day of the most recent fiscal period for which financials have been delivered pursuant to Section 6.1(a) or (b) were equal to or greater than 5.0% of the Consolidated Total Assets of the Parent Borrower and its Subsidiaries at such date or (b) whose revenues during such Reference Period were equal to or greater than 5.0% of the consolidated revenues of the Parent Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Amendment and Restatement Effective Date, Subsidiaries that are not Material Subsidiaries have, in the aggregate, (i) total assets at the last day of the most recently ended Reference Period equal to or greater than 10.0% of the Consolidated Total Assets of the Parent Borrower and its Subsidiaries at such date or (ii) revenues during such Reference Period equal to or greater than 10.0% of the consolidated revenues of the Parent Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP, then the Parent Borrower shall, no later than ten Business Days subsequent to the date on which financial statements for such fiscal period are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Subsidiaries as “Material Subsidiaries” such that, following such designation(s), Immaterial Subsidiaries have, in the aggregate (i) total assets at the last day of such Reference Period of less than 10.0% of the Consolidated Total Assets of the Parent Borrower and its Subsidiaries at such date and (ii) total revenues during such Reference Period of less than 10.0% of the consolidated revenues of the Parent Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, including those defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls, radon gas and urea-formaldehyde insulation.
“Maturity Date”: ~~October 16, 2024; provided that to the extent the 2023 Senior Notes are outstanding as of the date that is 180 days prior to the stated maturity thereof, the Maturity Date shall be such earlier date.~~ (i) with respect to the Initial Term Loans and the Revolving Facility, the Initial Maturity Date and (ii) with respect to the 2020 Term Loans, the 2020 Term Loan Maturity Date.
“Moody’s”: as defined in the definition of “Cash Equivalents”.
“Mortgaged Properties”: (x) as of the Amendment and Restatement Effective Date, the Albuquerque Property and (y) any Material Real Property acquired by any Borrower or Subsidiary Guarantor that is a Domestic Subsidiary or owned by any Subsidiary Guarantor that is a Domestic Subsidiary acquired after the Amendment and Restatement Effective Date, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.
“Mortgages”: each of the mortgages and deeds of trust made by any U.S. Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the reasonably satisfactory to the Administrative Agent, affirming compliance with each of the items set forth in clauses (a) and (b) hereof, as applicable.
“Permitted External Refinancing Debt”: any Indebtedness incurred by one or more of the Borrowers to refinance all or a portion of any existing Class of Term Loans in the form of one or more series of secured or unsecured debt securities or loans; provided that (i) the final maturity date of any such Indebtedness shall not be earlier than the date that is 91 days following the Initial Maturity Date; (ii) the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligations or other payment (other than periodic interest payments) prior to the date that is 91 days following the Initial Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default; (iii) such debt securities or loans shall be either (A) solely in the case of debt securities, secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and shall not be secured by any property or assets of the Parent Borrower or any Restricted Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a first lien intercreditor agreement or collateral trust agreement having customary terms and reasonably satisfactory to the Administrative Agent reflecting the pari passu status of the Liens securing such Indebtedness, (B) secured by the Collateral on a junior basis (including with respect to the control of remedies) with the Obligations and shall not be secured by any property or assets of the Parent or any Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a junior lien intercreditor agreement or collateral trust agreement having customary terms and reasonably satisfactory to the Administrative Agent reflecting the second (or more junior) lien status of the Liens securing such Indebtedness or (C) unsecured; (iv) none of the obligors or guarantors with respect to such Indebtedness shall be a Person that is not a Loan Party; (v) the terms and conditions (excluding any subordination, pricing, fees, rate floors, discounts, premiums and optional prepayment or redemption terms) of such Indebtedness, taken as a whole, shall not be materially less favorable to the Loan Parties than those applicable to the refinanced Term Loans, except for covenants or other provisions applicable only to periods after the Initial Maturity Date; (vi) the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the refinanced Term Loans except by an amount equal to any interest capitalized, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing; and (vii) substantially concurrently with the incurrence or issuance of such debt securities or loans, 100% of the net proceeds thereof shall be applied to repay the refinanced Term Loans including accrued interest, fees, costs and expenses relating thereto. Permitted External Refinancing Debt shall include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Incremental Equivalent Debt”: any Indebtedness incurred by one or more of the Borrowers in the form of one or more series of secured or unsecured debt securities or loans; provided that (i) the final maturity date of any such Indebtedness not be earlier than the date that is 91 days following the Initial Maturity Date, (ii) the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligations or other payment (other than periodic interest payments) prior to the date that is 91 days following the Initial Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default, (iii) such Indebtedness shall be either (A) solely in the case of debt securities, secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and shall not be secured by any property or assets of the Parent Borrower or any Restricted Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a first lien intercreditor or collateral trust agreement having customary terms and reasonably satisfactory to the Administrative Agent reflecting the pari passu status of the Liens securing such Indebtedness, (B) secured by the

Collateral on a junior basis (including with respect to the control of remedies) with the Obligations and shall not be secured by any property or assets of the Parent Borrower or any Restricted Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a junior lien intercreditor agreement or collateral trust agreement having customary terms and reasonably satisfactory to the Administrative Agent reflecting the second (or more junior) lien status of the Liens securing such Indebtedness or (C) unsecured, (iv) none of the obligors or guarantors with respect to such Indebtedness shall be a Person that is not a Loan Party and (v) the terms and conditions (excluding any subordination, pricing, fees, rate floors, discounts, premiums and optional prepayment or redemption terms) of such Indebtedness, taken as a whole, shall not be materially less favorable to the Loan Parties than those applicable to the Term Loans, except for covenants or other provisions applicable only to periods after the Initial Maturity Date.
“Permitted Liens”: as defined in Section 7.3.
“Permitted Refinancing Indebtedness”: any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (including any Defeased Debt) (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and any premium (including tender, call or make-whole premiums) thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), (b) (i) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) 91 days after the Initial Maturity Date (it being understood that, in each case, any provision requiring an offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction) and (ii) such Permitted Refinancing Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms not materially less favorable to the Loan Parties as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness as of the date of incurrence of such Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not as of such date obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being Refinanced (it being understood that the terms of any such Permitted Refinancing Indebtedness shall not, as of the date of the incurrence thereof, require any new obligors or contingent obligations that were not as of such date obligors or required to become obligors or contingent obligors under the Indebtedness being Refinanced) and (e) if the Indebtedness being Refinanced is (or would have been required to be) secured by the Collateral, such Permitted Refinancing Indebtedness may be secured by such Collateral on terms not materially more favorable, taken as a whole, to the Secured Parties than the Indebtedness being Refinanced; provided that with respect to any Indebtedness secured by a Lien on the Collateral, any Liens securing such Permitted Refinancing Indebtedness shall, to the extent the Indebtedness being Refinanced was subject to an intercreditor agreement with respect to the Obligations hereunder, be subject to an intercreditor agreement that is not materially less favorable, taken as a whole, to the Loan Parties than the intercreditor agreement outstanding in respect of the Indebtedness being Refinanced.
“Permitted Restructuring”: any activities related to tax planning and tax reorganization entered into after the date hereof so long as such Permitted Restructuring does not materially impair the guarantee contained in Section 2 of the Guarantee and Collateral Agreement or the security interests of

1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.
“Revolving Commitment Period”: the period from and including the Amendment and Restatement Effective Date to the Initial Maturity Date.
“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans (other than Foreign Currency Loans) held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding (including such Lender’s Revolving Percentage of the Dollar Equivalent of L/C Obligations outstanding in a currency other than Dollars), (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding and (d) such Lender’s Revolving Percentage of the Dollar Equivalent of the aggregate principal amount of Foreign Currency Loans then outstanding.
“Revolving Facility”: as defined in the definition of “Facility”.
“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.
“Revolving Loans”: as defined in Section 2.4(a).
“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.25 when a Defaulting Lender shall exist, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment.
“S&P”: means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.
“Sale and Leaseback Transaction”: with respect to the Parent Borrower or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person (other than a Loan Party) whereby the Parent Borrower or such Subsidiary shall sell or transfer any real or personal property, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Canada or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country”: at any time, a country or territory which is itself the target of any comprehensive Sanctions (as of the Amendment and Restatement Effective Date, Cuba, Iran, North Korea, the Crimea region of Ukraine, and Syria).
“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Canada or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person with whom dealings are restricted or prohibited under Sanctions as a result of being owned or controlled by any such Person or Persons.
“Screen Rate”:
(a) in relation to CDOR, with respect to any Interest Period, the annual rate of interest equal to the average rate applicable to Canadian Dollar Canadian bankers’ acceptances with a tenor equal to such Interest Period displayed and identified as such on the CDOR page of the Reuters screen (or on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) as of the Specified Time on the Quotation Day for such Interest Period (as adjusted by the Administrative Agent after the Specified Time to reflect any error in the posted rate of interest or in the posted average annual rate of interest);
(b) in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); and
(c) in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Association (or any other Person that takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion);
provided, however, that if any Screen Rate shall be less than zero, such Screen Rate shall be deemed to be zero for purposes of this Agreement; provided further, that, solely with respect to the 2020 Term Loans, if the Screen Rate for the 2020 Term Loans would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured Parties”: has the meaning assigned to such term in the Guarantee and Collateral Agreement.
“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative

Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
“Senior Notes”: the collective reference to the 2023 Senior Notes and the 2026 Senior Notes.
“Senior Representative”: with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Shared Addback Cap”: an amount equal to 20% of Consolidated EBITDA for the applicable period of four consecutive fiscal quarters (prior to giving effect to any adjustments pursuant to clause (a) of the definition of “Consolidated Net Income” and clause (b)(7) of the definition of “Consolidated EBITDA”).
“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the fair value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured; provided that the amount of any contingent or disputed liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability at such time.
“Specified Cash Management Agreement”: any Cash Management Agreement between a Borrower or any Restricted Subsidiary and any Person that is a Lender or an affiliate of a Lender as of the Amendment and Restatement Effective Date (in the case of a Cash Management Agreement existing on such date) or at the time such Cash Management Agreement is entered into and, in the case of Cash Management Agreements with any Lender (other than the Administrative Agent) or an affiliate thereof, which has been designated by such Lender and the Parent Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the applicable Borrower or such Restricted Subsidiary, as applicable (or not later than 90 days after the Amendment and Restatement Effective Date, in the case of a Cash Management Agreement existing on such date) as a “Specified Cash Management Agreement”.
“Specified Incremental Loans” means those certain Incremental Term Loans in an aggregate amount not to exceed $200,000,000 to be incurred immediately following the General Amendment Effective Time. and pursuant to Amendment No. 1. It is understood and agreed that the 2020 Term Loans constitute the Specified Incremental Loans.
“Specified Swap Agreement”: any Swap Agreement in respect of interest rates or currency exchange rates between a Borrower or any Restricted Subsidiary and any Person that is a

Lender outstanding at such time less the participation amounts otherwise funded by the Revolving Lenders other than the Swingline Lender.
“Swingline Lender”: JPMorgan Chase Bank, N.A. in its capacity as the lender of Swingline Loans.
“Swingline Loans”: as defined in Section 2.6(a).
“Swingline Participation Amount”: as defined in Section 2.7(c).
“Syndication Agent”: the Co-Syndication Agents identified on the cover page of this Agreement.
“Synthetic Lease Attributed Indebtedness”: with respect to any Person, on any date, in respect of any so-called synthetic, off-balance sheet or tax retention lease considered borrowed money indebtedness for United States federal income tax purposes, but is classified as an operating lease in accordance with GAAP, the capitalized amount of the remaining lease payments under the relevant lease or agreement that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“TARGET Day”: any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.
“TARGET2”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“Tax Authority”: any government, state, or municipality or any local, state, federal, or other fiscal, revenue, customs, or excise authority, body, or official competent to impose, administer, levy, assess, or collect any Taxes.
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of taxes imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make ~~an Initial~~a Term Loan to the ~~Parent~~applicable Borrower hereunder ~~on the Amendment and Restatement Effective Date in a principal amount not to exceed the amount set forth under the heading “~~as such commitment may be reduced or increased from time to time pursuant to an Assignment and Assumption or an Additional Credit Extension Amendment. The initial amount of each Term Lender’s Commitment is set forth in Schedule 1.01A under the caption “Initial Term Commitment” ~~opposite such Lender’s name on Schedule 1.1A. The aggregate amount of the Term Commitments as of the Amendment and Restatement Effective Date is $425,000,000.~~and/or “2020 Term Commitment” or, otherwise, in the Assignment and Assumption, Additional Credit Extension Amendment or any other amendment, in each case, pursuant to which such Lender shall have assumed its Term Commitment, as the case may be.
“Term ~~Facility~~Facilities”: the Term Commitments and the Term Loans made available thereunder.

“Term Lenders”: the collective reference to the Initial Term Lenders, the 2020 Term Lenders, Lenders (including New Lenders) in respect of the Credit Agreement Refinancing Facilities and the Incremental Term Lenders.
“Term Loans”: the collective reference to the Initial Term Loans, 2020 Term Loans, Refinancing Term Loans ~~and the~~or Incremental Term Loans, except as the context may require.
“Term Percentage”: as to any Term Lender at any time, as the context may require, (i) the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of all Term Loans then outstanding, (ii) the Initial Term Percentage and (iii) the 2020 Term Percentage.
“Termination Date”: as defined in Section 10.14(c).
“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The amount of the Total Revolving Commitments on the Amendment and Restatement Effective Date is $425,000,000
“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
“Transactions”: collectively, (i) the execution, delivery and performance by the Loan Parties of this Agreement, the Amendment and Restatement Agreement and the Guarantee and Collateral Agreement and the Loans to be made hereunder and the use of proceeds thereof, (ii) the Amendment and Restatement Date Refinancing and (iii) the payment of fees and expenses in connection with the foregoing.
“Transferee”: any Assignee or Participant.
“Trinity Property”: each of the real properties located at (a) 239 Sealy Drive, Trinity (High Point), NC 27370, (b) One Office Parkway - Test Center, Trinity (High Point), NC 27370 and (c) One Office Parkway - Corporate Office, Trinity (High Point), NC 27370.
“Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.
“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unfunded Pension Liability”: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan for purposes of Section 430 of the Internal Revenue Code for the applicable plan year.
“United States”: the United States of America.

Total Leverage Ratio test and/or Section 7.1 (but not, for the avoidance of doubt, regular quarterly compliance with Section 7.1)) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that such portion of the amounts incurred, or transactions entered into or consummated, in compliance with any Fixed Amount shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
2.1 Term Commitments. (a) Subject to the terms and conditions hereof, each Term Lender (acting through any of its branches or affiliates) with an Initial Term Commitment severally ~~agrees to make~~made a term loan (an “Initial Term Loan”) in Dollars to the applicable Borrower on the Amendment and Restatement Effective Date in an amount equal to the amount of the Initial Term Commitment of such Term Lender (such Term Lenders, the “Initial Term Lenders”).
(b) Subject to the terms and conditions hereof and in Amendment No. 1, each Term Lender (acting through any of its branches or affiliates) with a 2020 Term Commitment severally agrees to make a term loan (a “2020 Term Loan”) in Dollars to the applicable Borrower on the Amendment No. 1 Effective Date in an amount equal to the amount of the 2020 Term Commitment of such Term Lender (such Term Lenders, the “2020 Term Lenders”).
(c) The Term Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.
2.2 Procedure for Term Loan Borrowing. The applicable Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, one Business Day prior to the anticipated Amendment and Restatement Effective Date), substantially in the form of Exhibit H, requesting that the Term Lenders make the Term Loans on the Amendment and Restatement Effective Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Amendment and Restatement Effective Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds in Dollars equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the applicable Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.
2.3 Repayment of Term Loans. (a) The Initial Term Loans of each Initial Term Lender shall mature in consecutive quarterly installments, each of which shall be in an amount in Dollars equal to such Lender’s Initial Term Percentage multiplied by the percentage set forth below of the original principal amount of the Initial Term Loans made on the Amendment and Restatement Effective Date; provided that each installment set forth hereunder shall be reduced by the application of any prepayments of the Initial Term Loans as provided in Sections 2.11 and 2.12 hereof; provided further that the outstanding balance of the Initial Term Loans shall be paid on the Initial Maturity Date:

Date	Percentage of the original principal amount of the Initial Term Loans to be repaid
March 31, 2020	1.25%
June 30, 2020	1.25%
September 30, 2020	1.25%

December 31, 2020	1.25%
March 31, 2021	1.25%
June 30, 2021	1.25%
September 30, 2021	1.25%
December 31, 2021	1.25%
March 31, 2022	1.25%
June 30, 2022	1.25%
September 30, 2022	1.25%
December 31, 2022	1.25%
March 31, 2023	1.875%
June 30, 2023	1.875%
September 30, 2023	1.875%
December 31, 2023	1.875%
March 31, 2024	1.875%
June 30, 2024	1.875%
September 30, 2024	1.875%
(b) The outstanding balance of the 2020 Term Loans shall be paid in full on the 2020 Term Loan Maturity Date.
(c) ~~(b)~~ The Incremental Term Loans (other than the 2020 Term Loans) of each Incremental Term Lender shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Additional Credit Extension Amendment pursuant to which such Incremental Term Loans were made; provided that each installment with respect to any tranche of Incremental Term Loans shall be reduced by the application of any prepayments to such tranche of Incremental Term Loans as provided in Sections 2.11 and 2.12 hereof.
2.4 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender (acting through any of its branches or affiliates) severally agrees to make revolving credit loans (“Revolving Loans”) in Dollars or in one or more Foreign Currencies (such Revolving Loans, “Foreign Currency Loans”) to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added (after giving effect to the use of proceeds thereof) to the sum of (i) such Lender’s Revolving Percentage of the sum of (x) the L/C Obligations then outstanding and (y) the aggregate principal amount of the Revolving Loans (including the Dollar Equivalent of Foreign Currency Loans) then outstanding, (ii) such Lender’s Swingline Exposure then outstanding, does not exceed the amount of such Lender’s Revolving Commitment and (iii) the Total Revolving Extensions of Credit outstanding at such time (including the Dollar Equivalent of any Revolving Extensions of Credit outstanding in currencies other than Dollars) does not exceed the Total Revolving Commitments. During the Revolving Commitment Period the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Revolving Loans may from time to time be Eurocurrency Loans or (other than in the case of Foreign Currency Loans) ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.
(b) Subject to the terms and conditions hereof, each Revolving Lender agrees to make Foreign Currency Loans to the Borrowers from time to time during the Revolving Commitment Period; provided that (i) after giving effect to the requested Foreign Currency Loan, the Dollar Equivalent of the sum of the aggregate principal amount of Foreign Currency Loans and any L/C Exposure denominated in any L/C Foreign Currency outstanding at such time does not exceed the Foreign Currency Sublimit, (ii)

after giving effect to the requested Foreign Currency Loan (and the use of proceeds thereof), the sum of (x) such Lender’s Revolving Percentage of the sum of (1) the L/C Obligations then outstanding (including the Dollar Equivalent of any L/C obligations denominated in any L/C Foreign Currency) and (2) the aggregate principal amount of the Revolving Loans (including the Dollar Equivalent of Foreign Currency Loans) then outstanding and (y) such Lender’s Swingline Exposure then outstanding, does not exceed the amount of such Lender’s Revolving Commitment and (iii) the Total Revolving Extensions of Credit outstanding at such time (including the Dollar Equivalent of any Revolving Extensions of Credit outstanding in currencies other than Dollars) does not exceed the Total Revolving Commitments. The Foreign Currency Loans shall be Eurocurrency Loans.
(c) Each Borrower shall repay all of its outstanding Revolving Loans, including Foreign Currency Loans, on the Initial Maturity Date.
(d) Notwithstanding anything to the contrary contained herein, each Lender at its option may make any Loan to any Additional Borrower by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Additional Borrower to repay such Loan in accordance with the terms of this Agreement and shall not cause any Borrower or other Loan Party to incur as of the date of the exercise of such option any greater liability than it shall then have under Section 2.19 or Section 2.20(a).
2.5 Procedure for Revolving Loan Borrowing. (a) Any Borrower may borrow under the Available Revolving Commitments in Dollars during the Revolving Commitment Period on any Business Day, provided that such Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of Exhibit H (which notice must be received by the Administrative Agent prior to (i) 3:00 P.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (ii) 1:00 P.M., New York City time, on the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (A) the applicable Borrower, (B) the amount and Type of Revolving Loans to be borrowed, (C) the requested Borrowing Date and (D) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan (and the respective lengths of the initial Interest Period therefor). Each borrowing under the Revolving Commitments in Dollars shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $5,000,000 or a whole multiple of $500,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrowers, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the applicable Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 2:30 P.M., New York City time, on the Borrowing Date requested by the applicable Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of the applicable Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.
(b) Any Borrower may borrow under the Available Revolving Commitments in any Foreign Currency during the Revolving Commitment Period on any Business Day; provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 2:00 P.M., Local Time, three Business Days prior to the requested

Borrowing Date), specifying (i) the applicable Borrower, (ii) the amount of Foreign Currency Loans to be borrowed, (iii) the Foreign Currency in which such Foreign Currency Loans will be denominated, (iv) the requested Borrowing Date, (v) the length of the initial Interest Period therefor and (vi) the applicable account of such Borrower to which such funds will be credited or disbursed. Upon receipt of any such notice from the applicable Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each borrowing of Foreign Currency Loans in a particular Foreign Currency shall be in a minimum amount as set forth on the Administrative Schedule. With respect to any borrowing of Foreign Currency Loans, the Foreign Currency Loan of each Revolving Lender shall be in an amount equal to its Revolving Percentage of the applicable borrowing. On each Borrowing Date, each Revolving Lender will make the amount of its share of such borrowing available to the Administrative Agent at the applicable office specified on the Administrative Schedule, prior to the time specified on the Administrative Schedule for the relevant Foreign Currency, in the relevant Foreign Currency in funds immediately available. Such borrowing will then be made available to the applicable Borrower in like funds as received by the Administrative Agent, by the Administrative Agent crediting or disbursing the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders to the account set forth by the applicable Borrower in the applicable borrowing notice.
2.6 Swingline Commitment. (a) Subject to the terms and conditions hereof, (i) the Swingline Lender (acting through any of its branches or affiliates) agrees to make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) in Dollars to the Borrowers; provided that (i) any Swingline Loan shall be made in the sole discretion of the Swingline Lender, (ii) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and, (iii) the sum of (x) the Swingline Exposure of such Swingline Lender (in its capacity as a Swingline Lender and a Revolving Lender), (y) the aggregate principal amount of outstanding Revolving Loans made by such Swingline Lender (in its capacity as a Revolving Lender) and (z) the L/C Exposure of such Swingline Lender (in its capacity as a Revolving Lender) shall not exceed its Revolving Commitment then in effect and (iv) no Borrower shall request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.
(b) Each Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Initial Maturity Date and the first date after such Swingline Loan is made that is the last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the applicable Borrower shall repay all of its Swingline Loans then outstanding.
2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever any Borrower desires that the Swingline Lender make Swingline Loans, it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:30 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the applicable Borrower, (ii) the amount to be borrowed and (iii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each Swingline Loan made under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. If the Swingline Lender agrees, in its sole discretion, to make a Swingline Loan, not later than 3:30 P.M., New York City time, on the Borrowing Date specified

Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
2.8 Commitment Fees, etc. (a) The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Amendment and Restatement Effective Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, due and payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Amendment and Restatement Effective Date.
(b) The Parent Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
2.9 Termination or Reduction of Revolving Commitments. The Parent Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. Any notice of termination given by the Parent Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or capital raising, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent prior to the specified effective date) if such condition is not satisfied.
2.10 [Reserved].
2.11 Optional Prepayments. The Borrowers may at any time and from time to time prepay ~~the~~any Class or Classes of Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than (a) 12:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurocurrency Loans (other than Foreign Currency Loans), (b) no later than 12:00 P.M., New York City time, on the date of such prepayment, in the case of ABR Loans and (c) no later than the time set forth thereof for the relevant Foreign Currency on the Administrative Schedule in the case of Foreign Currency Loans, which notice shall, in each case, specify the date and amount of prepayment, the Loans to be prepaid and whether the prepayment is of Eurocurrency Loans denominated in Dollars, Foreign Currency Loans (and if a Foreign Currency Loan is to be prepaid, the Foreign Currency in which such Loans are denominated) or ABR Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid; provided, however, that any notice of prepayment given by any Borrower may state that such prepayment notice is conditioned upon the effectiveness of other credit facilities or capital raising or other transaction, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Partial prepayments of Term Loans and Revolving

Loans (other than Foreign Currency Loans) shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Partial prepayments of Foreign Currency Loans shall be in a minimum amount as set forth for the relevant Foreign Currency on the Administrative Schedule. Optional prepayments shall be applied to the prepayment of the applicable Class or Classes of Term Loans as directed by the applicable Borrower.
2.12 Mandatory Prepayments. (a) If any Indebtedness shall be issued or incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2 (other than any Credit Agreement Refinancing Facilities or Permitted External Refinancing Debt)), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.12(d).
(b) Subject to Section 2.12(e), if on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, which, together with the Net Cash Proceeds received from all other Asset Sales or Recovery Events in such fiscal year exceed $40,000,000, then, unless a Reinvestment Notice shall be delivered within five (5) Business Days following the receipt of such Net Cash Proceeds in respect thereof, an amount equal to such Net Cash Proceeds in excess of $40,000,000, and an amount equal to all Net Cash Proceeds received thereafter in such fiscal year, shall be applied on the fifth Business Day after receipt toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.12(d).
(c) [Reserved].
(d) Amounts to be applied in connection with prepayments made pursuant to Section 2.12 shall be applied to the prepayment of the Term Loans in accordance with Section 2.18(b). Each prepayment of the Term Loans under Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
(e) Notwithstanding any provision to the contrary in this Agreement, the following amounts shall be excluded from the calculation of the amount of Net Cash Proceeds from any Asset Sale or Recovery Event, as applicable:
(i) any Net Cash Proceeds from any Asset Sale by a Foreign Subsidiary or Net Cash Proceeds from any Recovery Event with respect to a Foreign Subsidiary, as applicable, the distribution of which by a Foreign Subsidiary to the Parent Borrower or a Domestic Subsidiary or any holder of Capital Stock of such Foreign Subsidiary is prohibited or delayed by applicable local law. Any amount that is excluded from the calculation of Net Cash Proceeds in accordance with this Section 2.12(e)(i) will not be required to be applied to repay Loans at the times provided in Section 2.12(b) and may be deducted from any amounts otherwise due under Section 2.12(b), so long, but only so long, as the applicable local law will not permit a distribution of those funds by the Foreign Subsidiary (the Parent Borrower hereby agreeing to use commercially reasonable efforts to take and to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all commercially reasonable actions required by the applicable law to eliminate such limitations). Once the distribution of any of such affected Net Cash Proceeds is permitted under the applicable local law, the Parent Borrower shall prepay the Term Loans (not later than five (5) Business Days after such distribution is permitted) by an amount equal to such portion of such affected amount, except, for the avoidance of doubt, to the extent that a convention at such time), and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further, that solely with respect to the 2020 Term Loans, if such alternative rate of interest for the 2020 Term Loans as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.1, any such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date a copy of such amendment is provided to the relevant Lenders, a written notice from the Majority Facility Lenders stating that such Majority Facility Lenders object to such amendment. Unless and until an alternate rate of interest is determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.17(b), only to the extent the applicable Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), any notice or conversion that requests the conversion of any Revolving Loan to, or continuation of any Revolving Loan as, a Eurocurrency Loan shall be ineffective and (y)(1) if any notice of borrowing requests a Eurocurrency Loan denominated in Dollars, such Loan shall be made as an ABR Loan, (2) if any notice of borrowing requests a Revolving Loan that is a Eurocurrency Loan denominated in Canadian Dollars, such Loan shall be made as a Canadian Prime Rate Loan and (3) if any notice of borrowing requests a Revolving Loan that is a Eurocurrency Loan denominated in any other Foreign Currency, such Loan shall be made based on the calculation described in clause (a)(ii)(C) above.
2.18 Pro Rata Treatment and Payments. (a) Each borrowing by any Borrower from the Lenders hereunder, each payment by the Parent Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective applicable Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.
(b) Each payment (including each prepayment pursuant to Section 2.12 but excluding any prepayment pursuant to Section 2.11 and any payment pursuant to Section 2.3) by the Parent Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans pursuant to Section 2.12 shall be applied to scheduled installments of the Term Loans in direct order of maturity or as otherwise directed by the Parent Borrower. Each prepayment pursuant to Section 2.11 by the Parent Borrower on account of principal of and interest on ~~the~~a Class of Term Loans shall be made pro rata according to the respective principal amounts of ~~the~~such Class of Term Loans then held by the Term Lenders and shall be applied to the installments of the Term Loans as elected by the Parent Borrower. Each payment by the Parent Borrower pursuant to Section 2.3, including on the applicable Maturity Date for any Class of Term Loans, shall be made pro rata according to the respective outstanding principal amounts of such Class of Term Loans held by the Term Lenders of such Class. Amounts prepaid on account of the Term Loans may not be reborrowed.
(c) Each payment (including each prepayment) by any Borrower on account of principal of and interest on the Revolving Loans (other than Foreign Currency Loans) shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.
(d) Each payment (including each prepayment) by any Borrower on account of principal of and interest on any Foreign Currency Loan shall be made pro rata according to the respective

L/C Foreign Currency would exceed the Foreign Currency Sublimit. Each Letter of Credit shall (i) be denominated in Dollars or another L/C Foreign Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Initial Maturity Date, provided that (A) any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above) and (B) clause (x) above shall not apply to a Letter of Credit if such long-dated Letter of Credit is consented to by the applicable Issuing Lender (but with an expiration date of no longer than two years after the date of issuance, which shall in no event extend beyond the date referred to in clause (y) above).
(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause any Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
(c) For the avoidance of doubt, the Letters of Credit outstanding immediately prior to giving effect to the Amendment and Restatement Effective Date shall continue to be outstanding hereunder immediately after giving effect to the Amendment and Restatement Effective Date. The Parent Borrower represents and warrants to the Administrative Agent, the Issuing Lenders and the Lenders that Schedule 3.1(c) to this Agreement sets forth a true and complete listing of all Existing Letters of Credit.
3.2 Procedure for Issuance of Letter of Credit. Any Borrower may from time to time request that an Issuing Lender issue a Letter of Credit for its account by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the applicable Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof. Such Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
3.3 Fees and Other Charges. (a) Each Borrower will pay a fee on all outstanding Letters of Credit requested by it at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, each Borrower shall pay to the applicable Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit requested by it, payable quarterly in arrears on each Fee Payment Date after the issuance date.
(b) In addition to the foregoing fees, the Parent Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each

(b) The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower therein, at the date of designation in an amount equal to the fair market value of the Parent Borrower’s investment therein as determined in good faith by the board of directors of the Parent Borrower. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall, at the time of such designation, constitute the incurrence of any Indebtedness of or Liens on such Subsidiary existing at such time. Upon a redesignation of any Subsidiary as a Restricted Subsidiary, the Investments of the Parent Borrower in Unrestricted Subsidiaries shall be reduced by the fair market value of the Parent Borrower’s Investment in such Subsidiary at the time of such redesignation (as determined in good faith by the board of directors of the Parent Borrower) (it being understood that such reduction shall not exceed the Parent Borrower’s initial Investment in such Subsidiary, less returns on such Investment received by the Parent Borrower). Any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of the Parent Borrower.
(c) If, as of the last day of any Reference Period ended after the Amendment and Restatement Effective Date, Unrestricted Subsidiaries have, in the aggregate, (i) total assets at such day equal to or greater than 7.5% of the Consolidated Total Assets of the Parent Borrower and its Subsidiaries at such date or (ii) revenues during such Reference Period equal to or greater than 7.5% of the consolidated revenues of the Parent Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP, then the Parent Borrower shall, no later than five Business Days subsequent to the date on which financial statements for such fiscal period are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Unrestricted Subsidiaries as Restricted Subsidiaries in accordance with Section 6.13(a) such that, following such designation(s), Unrestricted Subsidiaries have, in the aggregate (i) total assets at the last day of such Reference Period of less than 7.5% of the Consolidated Total Assets of the Parent Borrower and its Subsidiaries at such date and (ii) total revenues during such Reference Period of less than 7.5% of the consolidated revenues of the Parent Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP.
6.14 Use of Proceeds. The proceeds of the Initial Term Loans ~~shall be~~were used for the Amendment and Restatement Date Refinancing and to pay related fees and expenses. The proceeds of the 2020 Term Loans shall be used (i) to the extent the aggregate amount of outstanding Revolving Loans exceeds $150,000,000, to repay Revolving Loans outstanding on the Amendment No. 1 Effective Date in an amount such that the aggregate amount of outstanding Revolving Loans after giving effect to such repayment shall not exceed $150,000,000, (ii) for general corporate purposes and (iii) for fees and expenses in connection with Amendment No. 1. The proceeds of the Revolving Loans, the Swingline Loans and the Letters of Credit shall be used to finance working capital needs and for general corporate purposes, including, to the extent permitted hereunder, for Permitted Acquisitions and Restricted Payments.
6.15 Anti-Corruption Laws; Sanctions. (i) Maintain in effect policies and procedures designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws; and (ii) within a reasonable time after the date hereof, implement a commercially reasonable risk-based compliance program designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions.
6.16 MIRE Events. In connection with any amendment to this Agreement pursuant to which any increase, extension or renewal of Loans is contemplated, the Borrowers shall cause to be delivered to the Administrative Agent for any Mortgaged Property, the applicable Flood Documents.

SECTION 7. NEGATIVE COVENANTS
The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount (other than contingent indemnification obligations) is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly
7.1 Financial Covenants.
(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Parent Borrower to be less than 3.00:1.00.
(b) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the last day of any fiscal quarter of the Parent Borrower to be greater than 5.00:1.00; provided that, subject to the limitations set forth in the definition of Qualifying Material Acquisition (including the delivery of a QMA Notice within the required time period set forth in the definition of Qualifying Material Acquisition), such ratio shall be increased to 5.50:1.00 for four consecutive full fiscal quarters (and no other fiscal quarters) commencing with, and including, the fiscal quarter in which the relevant Qualifying Material Acquisition is consummated (such period, the “Financial Covenant Increase Period”); provided, further that upon a return to a maximum Consolidated Total Leverage Ratio of 5.00:1.00 after any such election, such level must be maintained for at least two full fiscal quarters before the Parent Borrower can make an election for the commencement of a new Financial Covenant Increase Period; provided, further that there shall be no more than two Financial Covenant Increase Periods during the life of the Facilities and prior to the Initial Maturity Date.
(c) Consolidated Secured Leverage Ratio. Permit the Consolidated Secured Leverage Ratio as of the last day of any fiscal quarter of the Parent Borrower to be greater than 3.50:1.00; provided that, subject to the limitations set forth in the definition of Qualifying Material Acquisition (including the delivery of a QMA Notice within the required time period set forth in the definition of Qualifying Material Acquisition), such ratio shall be increased to 4.00:1.00 for the Financial Covenant Increase Period; provided, further that upon a return to a maximum Consolidated Secured Leverage Ratio of 3.50:1.00 after any such election, such level must be maintained for at least two full fiscal quarters before the Parent Borrower can make an election for the commencement of a new Financial Covenant Increase Period; provided, further that there shall be no more than two Financial Covenant Increase Periods during the life of the Facilities and prior to the Initial Maturity Date.
7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
(a) Indebtedness under the Loan Documents;
(b) Indebtedness outstanding on the Amendment and Restatement Effective Date and, to the extent the principal amount of any such Indebtedness is in excess of $2,500,000, listed on Schedule 7.2 and any Permitted Refinancing Indebtedness in respect thereof;
(c) Permitted Incremental Equivalent Debt and Permitted External Refinancing Debt and any Permitted Refinancing Indebtedness in respect thereof; provided that it shall be a condition precedent to the effectiveness of any Permitted Incremental Equivalent Debt that (i) after giving effect thereto, the

Aggregate Incremental Amount does not exceed the Incremental Cap (provided that no such unsecured indebtedness may be incurred under the Ratio Incremental Amount), (ii) no Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such Permitted Incremental Equivalent Debt, (iii) the Parent Borrower is in compliance with the financial covenants set forth in Section 7.1, determined as of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered pursuant to Section 6.1 and on a pro forma basis as of such fiscal quarter end and (iv) the representations and warranties set forth in Section 4 and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Permitted Incremental Equivalent Debt, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that with respect to any Permitted Incremental Equivalent Debt being incurred to finance a Permitted Acquisition designated by the Parent Borrower as a “Limited Conditionality Acquisition”, such compliance with clauses (ii) and (iv) may be determined as of the date of entry into the applicable acquisition, merger or similar agreement governing such acquisition;
(d) obligations (contingent or otherwise) of the Parent Borrower or any Restricted Subsidiary existing or arising under any Swap Agreement, provided that such obligations are entered into by such Person in the ordinary course of business and not for purposes of speculation or taking a “market view”;
(e) intercompany Indebtedness among the Parent Borrower and its Restricted Subsidiaries to the extent permitted by Section 7.7; provided that any such Indebtedness owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;
(f) (i) Indebtedness (including Indebtedness under Capital Leases, Synthetic Lease Attributed Indebtedness and purchase money obligations but excluding Indebtedness arising under Capital Leases entered into in connection with a Sale and Leaseback Transaction permitted under Section 7.5(g)) incurred to provide all or a portion of the purchase price (or cost of construction or acquisition), in each case, for capital assets and refinancings, refundings, renewals or extensions thereof, provided that the aggregate principal amount of all such Indebtedness shall not at any time exceed the greater of (x) $200,000,000 and (y) 6.50% of Consolidated Total Assets of the Parent Borrower and its Restricted Subsidiaries as of such date; and (ii) Indebtedness arising under Capital Leases entered into in connection with a Sale and Leaseback Transaction permitted under Section 7.5(g) and any Permitted Refinancing Indebtedness in respect thereof.
(g) Indebtedness under the Albuquerque IRB Financing in an aggregate principal amount not to exceed $100,000 and any Permitted Refinancing Indebtedness in respect thereof;
(h) other unsecured Indebtedness; provided that (i) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a pro forma basis, (ii) the Consolidated Total Leverage Ratio as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered under Section 6.1, determined on a pro forma basis, is less than 4.75:1.00, (iii) the final maturity date of any such Indebtedness shall be no earlier than six months following the Initial Maturity Date and (iv) the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligations or other payment (other than periodic interest payments) prior to the date that is six months following the Initial Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default; provided, further, that with respect to any such Indebtedness being incurred to finance a Permitted Acquisition designated by the Parent Borrower as a “Limited Conditionality Acquisition”, such compliance with clause (i) and (ii)

recently ended for which financial statements have been delivered under Section 6.1, determined on a pro forma basis, is less than 3.50:1.00, (ii) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a pro forma basis and (iii) the Parent Borrower is in compliance with the financial covenants set forth in Section 7.1, determined as of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered pursuant to Section 6.1 and on a pro forma basis; and
(f) repurchases of Capital Stock deemed to occur upon the exercise of options to purchase Capital Stock if such shares of Capital Stock represent a portion of the exercise price of such options.
Notwithstanding the foregoing, no Restricted Payments may be made for the period on and after the Amendment No. 1 Effective Date and prior to the 2020 Term Facility Termination Date pursuant to clauses (d) or (e) of this Section 7.6. For purposes of determining compliance with this Section 7.6, (A) Restricted Payments need not be made solely by reference to one category described in this Section 7.6, but are permitted to be made in part under any combination thereof and of any other available exemption and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of more than one of the categories of permitted Restricted Payments described in this Section 7.6, the Parent Borrower, in its sole discretion, may divide or classify any such Restricted Payment (or any portion thereof) in any manner that complies with this Section 7.6 and will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such item of Restricted Payment (or any portion thereof) shall be treated as having been made pursuant to only such clause or clauses (or any portion thereof).
7.7 Investments. Make or permit to exist any Investments, except:
(a) cash and Cash Equivalents;
(b) Investments (including intercompany Investments) existing on the Amendment and Restatement Effective Date or committed to be made pursuant to an agreement existing on the Amendment and Restatement Effective Date, in each case listed on Schedule 7.7 to the extent any such Investment is in excess of $2,500,000 and any modification, replacement, renewal, reinvestment or extension thereof (including any capitalization of intercompany loans to equity) (provided that the amount of the Investment as of the Amendment and Restatement Effective Date is not increased other than as otherwise permitted by this Section 7.7);
(c) (i) to the extent not prohibited by applicable law, advances to officers, directors and employees of the Parent Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes and (ii) loans and advances to officers, directors and employees of the Parent Borrower or any of its Restricted Subsidiaries to finance the purchase of capital stock of the Parent Borrower in an aggregate amount not to exceed $10,000,000 at any time outstanding;
(d) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from (x) the grant of trade credit in the ordinary course of business or (y) credit extended to customers who are natural persons to finance the purchase of products of the Parent Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25,000,000 outstanding at any time and (ii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(n) other Investments in an aggregate outstanding amount not to exceed $150,000,000 at any time;
(o) other Investments, so long as (x) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a pro forma basis and (y) the Parent Borrower is in pro forma compliance with the financial covenants set forth in Section 7.1 as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered under Section 6.1, in an aggregate outstanding amount not to exceed the Available Amount;
(p) Investments in connection with a Permitted Restructuring; provided that any such Investments in any Subsidiary that is not a Loan Party shall be non-cash Investments (including in the form of equity of other Subsidiaries (to the extent the assets of such entity are not solely cash or Cash Equivalents));
(q) Investments in or by a Receivables Entity in connection with a Qualified Receivables Transaction; and
® Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment.
Notwithstanding the foregoing, for the period on and after the Amendment No. 1 Effective Date and prior to the 2020 Term Facility Termination Date, (A) no Investments may be made pursuant to Section 7.7(o), (B) the aggregate amount of Investments (net of any return on such Investment, but not to exceed in the aggregate the initial amount thereof) made in the form of cash or Cash Equivalents pursuant to clauses (c), (d)(i)(y), (g)(iii), (i), (j), (m) and (n) of this Section 7.7 shall not exceed $50,000,000 and (C) the aggregate amount of Investments (net of any return on such Investment, but not to exceed in the aggregate the initial amount thereof) made pursuant to Section 7.7(f) shall not exceed $35,000,000. For purposes of determining compliance with this Section 7.7, (A) an Investment need not be incurred solely by reference to one category described in this Section 7.7, but is permitted to be made or existing in part under any combination thereof and of any other available exemption and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in this Section 7.7, the Parent Borrower, in its sole discretion, may divide or classify any such Investment (or any portion thereof) in any manner that complies with this Section 7.7 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Investments described in Section 7.7(b) shall be deemed outstanding under Section 7.7(b).
7.8 Prepayments, etc. of Indebtedness.
(a) Make an optional or voluntary prepayment, redemption or purchase or defease or otherwise satisfy prior to the scheduled maturity thereof in any manner the Senior Notes, any unsecured Permitted Incremental Equivalent Debt, any unsecured Permitted External Refinancing Debt, any Indebtedness permitted by Section 7.2(h) or any other unsecured Indebtedness or any Indebtedness that is subordinated in right of payment or lien priority to the Obligations expressly by its terms (other than Indebtedness among the Parent Borrower and its Restricted Subsidiaries to the extent permitted by any applicable subordination provisions) (collectively, the “Junior Financing”), except (i) any Permitted Refinancing Indebtedness in respect thereof, (ii) the conversion or exchange of any such Junior

Financing to Capital Stock (other than Disqualified Capital Stock) of the Parent Borrower from the substantially concurrent issuance of new shares of its common stock or other common equity interests, (iii) any prepayment, redemption, purchase, defeasance or other satisfaction of the Senior Notes or any Indebtedness permitted by Section 7.2(h) with the proceeds of Permitted Incremental Equivalent Debt, Incremental Facility or additional Indebtedness permitted by Section 7.2(h), so long as (x) the Consolidated Secured Leverage Ratio as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered under Section 6.1, determined on a pro forma basis, is less than 3.25:1.00, (y) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a pro forma basis and (z) the Parent Borrower is in compliance with the financial covenants set forth in Section 7.1, determined as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered pursuant to Section 6.1 and on a pro forma basis, (iv) regularly scheduled interest and principal payments as and when due in respect of any such Junior Financing, other than payments in respect of any Junior Financing prohibited by any applicable subordination provisions thereof, (v) prepayments, redemptions, purchases, defeasances and other repayments in respect to Junior Financings in an aggregate amount not to exceed the Available Amount; provided (x) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a pro forma basis and (y) solely with respect to clause (v) above, the Consolidated Total Leverage Ratio as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered under Section 6.1, determined on a pro forma basis, is less than 4.50:1.00 and the Parent Borrower is in compliance with the financial covenants set forth in Section 7.1, determined as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered pursuant to Section 6.1 and on a pro forma basis, (vi) repayments by Foreign Restricted Subsidiaries of unsecured revolving loans under local working capital facilities of such Foreign Restricted Subsidiary; provided that such payment is not accompanied by a permanent reduction of the related revolving commitment and (vii) additional payments of or in respect of Junior Financing in an amount not to exceed $12,500,000. Notwithstanding the foregoing, for the period on and after the Amendment No. 1 Effective Date and prior to the 2020 Term Facility Termination Date, (A) no optional or voluntary prepayments, redemptions, purchases, defeasances and other satisfactions prior to the applicable scheduled maturity in respect to Junior Financings may be made pursuant to clauses (iii), (v) or (vii) of this Section 7.8(a) and (B) the aggregate amount of repayments by Foreign Restricted Subsidiaries of unsecured revolving loans under local working capital facilities of such Foreign Restricted Subsidiary under clause (vi) above less any amount re-borrowed under such local working capital facilities shall not exceed $35,000,000 (and such repayment shall not be accompanied by a voluntary permanent reduction of such unsecured revolving loans under such local working capital facilities). For purposes of determining compliance with this Section 7.8, (A) a payment need not be incurred solely by reference to one category described in this Section 7.8, but is permitted to be made or existing in part under any combination thereof and of any other available exemption and (B) in the event that a payment (or any portion thereof) meets the criteria of one or more of the categories of permitted payments (or any portion thereof) described in this Section 7.8, the Parent Borrower, in its sole discretion, may divide or classify any such payment (or any portion thereof) in any manner that complies with this Section 7.8 and will be entitled to only include the amount and type of such payment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such payment (or any portion thereof) shall be treated as having been made pursuant to only such clause or clauses (or any portion thereof).
(b) Amend, modify or change any term or condition of any documentation governing any Junior Financing in a manner that would permit a payment not otherwise permitted by Section 7.8(a), would contravene any subordination or intercreditor provisions then in effect or would otherwise be materially adverse to the interest of the Lenders.